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As filed with the Securities and Exchange Commission on April 26, 2012

Registration No. 333-180152

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Pre-Effective Amendment No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEAMSTAFF, INC.
(Exact name of Registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	7363 (Primary Standard Industrial Classification Number)	22-1899798 (I.R.S. Employer Identification No.)

1776 Peachtree Street, NW
Atlanta, Georgia 30309
(866) 952-1647
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Zachary C. Parker
1776 Peachtree Street, NW
Atlanta, Georgia 30309
(866) 952-1647
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copy to:
Victor J. DiGioia, Esq.
Brian C. Daughney, Esq.
Becker & Poliakoff LLP
45 Broadway, 8th Floor
New York, New York 10006
(212) 599-3322

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001per share			$$4,200,000(2)	$481.32(4)

Rights to purchase Common Stock	(3)	N/A	N/A	$0(5)

(1)
This registration statement relates to (a) the subscription rights to purchase our common stock, par value $0.001 per share and (b) shares of our common stock deliverable upon the exercise of the subscription rights.

(2)
Represents the gross proceeds from the sale of shares of our common stock assuming the exercise of all subscription rights to be distributed and additional over-subscriptions up to the maximum amount contemplated in this registration statement.

(3)
Evidencing the rights to subscribe for              shares of common stock, par value $0.001 per share.

(4)
Registration calculated pursuant to Rule 457(o). Fee previously paid.

(5)
The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2012

PROSPECTUS

TEAMSTAFF, INC.

Up to            Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $    per Share

          We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to                 shares of our common stock. We refer to this offering as the "rights offering." In this rights offering, you will receive one subscription right for every * share of common stock owned at 5:00 p.m., New York time, on April 10, 2012, the record date.

          Each whole subscription right will entitle you to purchase                shares of our common stock at a subscription price of $        per share, which we refer to as the "basic subscription privilege." The per share subscription price was determined by our board of directors. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

          If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an "over-subscription privilege" to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $        per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares and, if applicable, over-allotment shares available to you, any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If all of the rights are exercised, the total purchase price of the shares purchased in the rights offering would be approximately $4,200,000.

          We have reached an agreement in principle with Wynnefield Capital, Inc. which is an affiliate of our largest shareholders, (collectively referred to throughout this prospectus as Wynnefield Capital), for the execution of a standby purchase agreement by Wynnefield Capital whereby Wynnefield Capital has agreed to purchase shares of Common Stock not otherwise purchased by our other shareholders in the basic subscription right and over subscription privilege. Wynnefield Capital owns approximately 21% (approximately 1,293,880 total shares) (excluding warrants and a convertible note held by Wynnefield Capital) of our outstanding shares of Common Stock on the record date. Pursuant to the proposed agreement, Wynnefield Capital has agreed to acquire from us all of the unexercised rights, up to the entire rights offering amount ($4,200,000 of gross proceeds or                  shares), at the same subscription price of $            as all other shareholders and upon the same terms as all our other shareholders. Execution of the definitive standby purchase agreement by Wynnefield Capital and the Company is subject to definitive pricing of the shares in this rights offering to be determined by a special pricing committee of the Board of Directors of Teamstaff and other usual and customary closing conditions.

          We have also reached an agreement in principle to enter into a registration rights agreement with Wynnefield Capital whereby we have agreed, at our cost and expense, to register for resale under the Securities Act of 1933, all shares of common stock beneficially owned by Wynnefield Capital, including shares purchased by Wynnefield Capital in the rights offering. We have agreed to file a registration statement with the SEC within 90 days of closing of the rights offering.

          Pursuant to the standby purchase agreement, we agreed to reimburse Wynnefield Capital for its expenses related to the standby agreement for its legal and due diligence efforts related to the rights offering. We are not paying to Wynnefield Capital any commitment or underwriting fee, or other discount in connection with the rights offering and Wynnefield Capital is not providing any services to TeamStaff in connection with the rights offering.

          The subscription rights will expire and will be void and worthless if they are not exercised by 5:00 p.m., New York time, on                        , 2012, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

          Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the Nasdaq Capital Market under the symbol "TSTF." The last reported sales price of our common stock on the Nasdaq Capital Market on April 26, 2012 was $1.70. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

          You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

          This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

          Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled "Risk Factors" beginning on page 17 of this prospectus, the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2011, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate

Subscription Price	$	$ (1)

Estimated Expenses	$	$

Net Proceeds to Us	$	$

(1)
Assumes the rights offering is fully subscribed.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See "Risk Factors—When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights" in this prospectus for more information.

          If you have any questions or need further information about this rights offering, please call Continental Stock Transfer & Trust Company, Proxy Fulfillment Services, our information agent for the rights offering, at (212) 845-3294.

The date of this prospectus is [                        ], 2012

ABOUT THIS PROSPECTUS

        Unless otherwise stated or the context otherwise requires, the terms "we," "us," "our," "Teamstaff" and the "Company" refer to Teamstaff, Inc. and its subsidiaries.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this prospectus and in the documents incorporated by reference are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

        No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the "Risk Factors" section of this prospectus beginning on page 17 and in our Annual Report on Form 10-K for the year ended September 30, 2011, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see the "Where You Can Find More Information" section in this prospectus.

        You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.

iii

iv

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

        Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled "Risk Factors" beginning on page 17 of this prospectus, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

        A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of 5:00 p.m., New York time, on April 10, 2012, the "record date," at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for every           share of our common stock you owned as of 5:00 p.m., New York time, on the record date. The subscription rights will be evidenced by rights certificates.

What is a right?

        Each whole right gives our stockholders the opportunity to purchase        shares of our common stock for $        per share and carries with it a basic subscription privilege and an over-subscription privilege, as described below. We determined the ratio of rights required to purchase one share by dividing $4,200,000 by the subscription price of $        to determine the number of shares to be issued in the rights offering and then dividing that number of shares by the number of shares outstanding on the record date.

How many shares may I purchase if I exercise my rights?

        Each right entitles you to purchase        shares of our common stock for $        per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase. For example, if you owned 100 shares of our common stock on the record date, you would be granted 100 subscription rights and you would have the right to purchase [        ] shares of our common stock (rounded down to the nearest whole number) for $        per share (or a total payment of $        ). You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or "DTC," then DTC will issue one subscription right to your nominee for every share of our common stock you own at the record date. The basic subscription right can then be used to purchase    shares of common stock for $        per share. As in the example above, if you owned        shares of our common stock on the record date, you have the right to purchase        shares of common stock for $        per share. For more information, see "What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?" in this section.

Will fractional subscription shares be issued?

        No. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

What is the basic subscription privilege?

        The basic subscription privilege of each subscription right entitles you to purchase        shares of our common stock at the subscription price of $        per share.

What is the over-subscription privilege?

        If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

        If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each person properly exercising the over-subscription privilege in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this pro rata allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs earlier; provided, however, you will be limited in the over-subscription privilege to a number of shares equal to 100% of the number of shares owned by you on the record date.

        For example, if (i) there are 100 excess shares available for purchase by five shareholders who have timely and fully exercised their basic subscription rights with respect to all the rights they hold and (ii) record shareholder A requests purchasing 100 shares pursuant to record shareholder A's over-subscription privilege, record shareholder B requests purchasing 50 shares pursuant to record shareholder B's over-subscription privilege, record shareholder C requests purchasing 20 shares pursuant to record shareholder C's over-subscription privilege, record shareholder D requests purchasing 20 shares pursuant to record shareholder D's over-subscription privilege and record shareholder E requests purchasing 10 shares pursuant to record shareholder E's over-subscription privilege, then, assuming the valid exercise of each of these record shareholder's basic subscription rights and receipt of sufficient payment for the shares requested pursuant to the over-subscription request, and that the limitation described below is not applicable, the pro rata allocation would be as follows: record shareholder A would receive 50 shares pursuant to the over-subscription privilege, record shareholder B would receive 25 shares pursuant to the over-subscription privilege, record shareholder C would receive 10 shares pursuant to the over-subscription privilege, record shareholder D would receive 10 shares pursuant to the over-subscription privilege and record shareholder E would receive 5 shares pursuant to the over-subscription privilege. If this pro rata allocation results in any record shareholder receiving a greater number of shares of Common Stock than such record shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such record shareholder will be allocated only that number of shares for which the record shareholder over-subscribed.

        Notwithstanding any submission by a shareholder for shares in the over subscription, no shareholder will be entitled to purchase a number of shares in the over subscription in excess of the number of shares held by such shareholder on the record date. So, for example, if shareholder A owns 1,000 shares on the record date, he will not be allowed to purchase more than 1,000 shares in the over-subscription even if shares are otherwise available and even if his pro rata share would otherwise allow the purchase of a greater number of shares.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). For more information, see the section entitled "The Rights Offering—Over-Subscription and Over-Allotment Privilege."

        Fractional common shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Are there any limits on the number of shares I may purchase in this rights offering?

        Yes. In order to be eligible to purchase shares in the over-subscription privilege, you must fully exercise your basic right. For example, if you hold on the record date 1,000 shares, you must exercise the full basic right to purchase        shares. With respect to the over-subscription right, you will be eligible to purchase a limited to a number of shares not to exceed the number of shares of Common Stock owned by you on the record date. By way of example, if you own 1,000 shares on the record date, you will be eligible to purchase        shares in the basic subscription privilege and assuming you do so, not more than 1,000 shares in the over-subscription privilege. You cannot exercise the over-subscription right for more than such additional 1,000 shares which is intended to limit your purchases in the over subscription privilege to a percent equal to the percent you own as of the record date.

Am I required to exercise all of the rights I receive in the rights offering?

        No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. For more information, see "How many shares of common stock will be outstanding after the rights offering?" in this section.

Will our officers, directors and significant stockholders be exercising their subscription rights?

        Our officers, directors and greater than 5% beneficial stockholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate.

        Certain executive officers and outside directors have indicated that they will purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to stockholders, for an aggregate commitment of $            . In addition, certain of our executive officers and our outside directors have indicated they will purchase, at the same subscription price offered to stockholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges in an aggregate amount equal to $            . These officers and directors have not executed agreements to purchase shares and there is no guarantee or commitment that they will subscribe for shares in either the basic subscription offering or the over-subscription offering. Please see "The Rights Offering—Potential Purchases by our Directors and Executive Officers."

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

        No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the section entitled "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

        Certain of our officers and directors have indicated to us that they intend to exercise rights to purchase an aggregate of           shares of common stock in the rights offering.

Why are we conducting a rights offering?

        A rights offering provides the eligible stockholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest in our Company. Assuming all the shares of common stock offered are sold, we expect that the gross proceeds from the rights offering will be approximately $4.2 million. Our expenses are estimated to be $200,000. We are conducting the rights offering to raise capital for the Company.

How was the subscription price of $[        ] per share determined?

        The subscription price was determined by our board of directors. Factors considered by the board of directors included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

What agreements do we have with the standby purchasers and will the standby purchasers receive any compensation for its commitment?

        Wynnefield Capital beneficially owns approximately 21% (approximately 1,293,880 total shares) (excluding warrants and a convertible note held by Wynnefield Capital) of our outstanding shares of Common Stock on the record date. We have negotiated with Wynnefield Capital the principle terms of a standby purchase agreement whereby Wynnefield Capital (or one or more affiliated assignees) has agreed to acquire from us in the rights offering up to the entire rights offering amount ($4,200,000 of gross proceeds or             shares) at the same subscription price of $            as all other shareholders and upon the same terms as all our other shareholders. Execution of the standby purchase agreement by Wynnefield Capital and the Company is subject to definitive pricing of the shares in this rights offering to be determined by a special pricing committee of the Board of Directors of Teamstaff and other usual and customary closing conditions.

        We have also negotiated in principle a registration rights agreement with Wynnefield Capital whereby we have agreed, at our cost and expense, to register for resale under the Securities Act of 1933, all shares of common stock beneficially owned by Wynnefield Capital, including shares purchased by Wynnefield in the rights offering. We have agreed to file a registration statement with the SEC within 90 days of closing of the rights offering.

        Pursuant to the standby purchase agreement, we agreed to reimburse Wynnefield Capital for its expenses related to the standby agreement for its legal and due diligence efforts related to the rights offering. We are not paying to Wynnefield Capital any commitment or underwriting fee, or other discount in connection with the rights offering.

How many shares will the standby purchaser own after the rights offering?

        If the entire rights offering is completed and all our shareholders as of the record date purchase their basic subscription right we will issue an additional                        shares of Common Stock, the result of which we will have an aggregate of                        shares issued and outstanding. In such event, Wynnefield Capital would own a total of                        shares and continue to own approximately 21% of our issued and outstanding Common Stock (excluding any warrants and a convertible note held by Wynnefield Capital).

        If none of our shareholders as of the record date purchase shares under the basic subscription right other than Wynnefield Capital, then Wynnefield Capital would purchase, pursuant to the standby purchase agreement, all of the shares in the rights offering and would own an additional                        shares of our Common Stock, which would equal approximately an additional                         % of our then issued and outstanding shares.

How soon must I act to exercise my rights?

        If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is                      , 2012, at 5:00 p.m., New York time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York time, on                       , 2012 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

        Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York time on                      , 2012 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

        No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

        There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our stockholders.

Are there any conditions to completing the rights offering?

        No.

Can the board of directors cancel, terminate, amend or extend the rights offering?

        Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

        Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your shares of common stock through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

        If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Due to the fact that shares may be purchased by other stockholders, your percentage ownership of our Company will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. For more information, see "How many shares of common stock will be outstanding after the rights offering?" in this section.

How do I exercise my subscription rights?

        If you wish to participate in the rights offering, you must take the following steps:

  •
  deliver payment to the subscription agent; and

  •
  deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

        Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Teamstaff. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York time, on                      , 2012. We are not responsible for subscription materials sent directly to our offices. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

        If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

        If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. New York time on                      , 2012, which we established as the expiration date of the rights offering.

When will I receive my new shares?

        If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

        No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $        per share.

How many shares of common stock will be outstanding after the rights offering?

        As of April 10, 2012, the record date, 6,074,933 of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options or other convertible securities for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional                    of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of              shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

        Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled "Risk Factors" in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the rights be listed on a stock exchange or national market?

        No.

How do I exercise my rights if I live outside the United States?

        We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled "The Rights Offering—Foreign Stockholders."

What fees or charges apply if I purchase the shares of common stock?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

        For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the section entitled "Material U.S. Federal Income Tax Consequences."

To whom should I send my forms and payment?

        If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place—8th Floor
New York, NY 10004

        Your payment of the subscription price must be made in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above.

        You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on                      , 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

        If you have any questions about the rights offering or wish to request another copy of a document, please contact Continental Stock Transfer & Trust Company, Attn: Chiley Holder, the information agent for the rights offering, at (212)845-3294.

        For a more complete description of the rights offering, see "The Rights Offering" beginning on page 39.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 17 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

General

        Teamstaff, Inc., incorporated in New Jersey, is a full-service provider of healthcare delivery solutions, logistics & technical services, and contingency/staff augmentation services to government agencies including the Department of Veteran Affairs, the Department of Defense, and other clients. The Company principally operates through its wholly-owned subsidiary DLH Solutions, Inc. ("DLH Solutions") and is headquartered in Atlanta, Georgia.

Business Units

        As part of our overall strategic planning process, the Company realigned its business into three operating units: Healthcare Delivery Solutions; Logistics and Technical Services; and Contingency/Staff Augmentation. This structure enables us to leverage our core competencies and drive towards profitable growth within our expanded target markets. We recognize that some business units may grow faster than others as a result of acquisitions or disposition of business. In either case, we intend to enhance our delivery of quality products and services.

Healthcare Delivery Solutions

        The Healthcare Delivery Solutions business unit provides a broad continuum of care for our nation's servicemen/women and veterans in various settings and facilities. These include Combat Trauma Centers (CTCs), Military Treatment Facilities (MTFs), Medical Centers, Community-based Outpatient Clinics (CBOCs), Pharmacy Distribution Centers (including VA Consolidated Mail-order Outpatient Pharmacy), and an Armed Forces Retirement Facility. We leverage our network of over 400 active clinicians and other healthcare workers throughout selected regions in the US along with differentiating tools, databases and technology (including e-PRAT and SPOT-m) to deliver these services. For over a decade, DLH Solutions has been serving the DVA and DoD in providing qualified medical and other professionals in a variety of positions. Healthcare Delivery Solutions is one of our strategic focus areas for growth and a major business area that DLH Solutions services. As more and more Federal and DoD programs increase their performance-based requirements, DLH Solutions' workforce profile of medical talent and credentials (as described above) will help it to compete and differentiate itself in the market place. Our healthcare and medical service new business pipeline adds important credentials strategically linked to diversifying and profitably growing our Healthcare Delivery Solutions business base. Professional services have included case management, health and injury assessment, critical care, medical/surgical, emergency room/trauma center, counseling, behavioral health and trauma brain injury, medical systems analysis, and medical logistics. Allied support includes a wide range including MRI technology, diagnostic sonography, phlebotomy, dosimetry, physical therapy, pharmaceuticals and others. In fiscal 2011, approximately 45% of our revenue was derived from the Healthcare Delivery Solutions business unit.

Logistics & Technical Services

        The Logistics & Technical Services business unit draws heavily upon our proven logistics expertise and processes. Our project manager's expertise range from career government support employees to retired military veterans that have extensive logistic experience. The experience of DLH Solutions' project managers is diverse from operational unit level to systems command/headquarters program office experience. Our core competencies include; supply chain management, performance-based logistics, distribution center and inventory management, statistical process control, packaging/handling/storage & transportation, and supply support operations. In addition, it embodies program and project management, systems engineering and applicable information technology services, integrated logistics support (including operational systems), readiness assessments, training, equipment and non-tactical vehicle operations and maintenance, hazardous material management, facilities and shipyard support services and more. DLH Solutions also provides logistics and administrative professionals to the federal government specializing in logistics, office administration, IT, and facilities/warehouse management.

        Through competitively awarded contracts and task orders (including its LOGWORLD contract) DLH Solutions has developed a strong portfolio of logistics processes, personnel and tools to help its clients achieve nationally recognized awards for customer satisfaction. While the DVA is its largest customer in this area, the Company has taken steps to expand in adjacent logistics markets within DoD and other federal agencies. In fiscal 2011, over 50% of our revenue was derived from the Logistics & Technical Services business unit.

Contingency/Staff Augmentation

        The Contingency/Staff Augmentation business unit provides disaster and emergency response services and civilian workforce augmentation services. For example, the Company's outstanding track record of response during hurricanes Rita and Katrina demonstrated its ability to support major federal and DoD opportunities in this area. General staffing and selective recruitment process outsourcing are key components of this service area. Less than 5% of fiscal 2011 revenue was derived from the Contingency/Staff Augmentation line of service.

        Management believes that streamlining the Company's strategic focus around these three business units enables us to better aligns our resources and make prudent investment decisions built around a cohesive set of goals and objectives. Equally important in this strategic alignment process is the decision to exit markets where the cost to entry was high and the profit margins too low.

Corporate History

        TeamStaff, Inc. was originally incorporated in 1969 as a payroll staffing company. Through several acquisitions over recent decades the Company has evolved considerably. In early 2010, TeamStaff divested its commercial temporary staffing business (TeamStaff Rx) and made the strategic decision to build the Company around its government services entity, TeamStaff Government Solutions, Inc. ("TeamStaff GS") based in Loganville, Georgia. The Company is now completely focused on government services both as a prime contractor as well as partnering with other government contractors. During its 2011 fiscal year, the Company's Board of Directors approved management's proposal to re-brand the Company to better align with its strategic market focus, enhance brand-equity, and maximize long-term value. In September 2011, TeamStaff GS changed its corporate name and is now DLH Solutions.

        In addition, the Company's Board of Directors has approved a plan to change the corporate name of parent company TeamStaff, Inc. to DLH Holdings Corp. The shareholders of the Company approved the name change at a meeting of its shareholders held on February 16, 2012. The Board has not yet determined a definitive date for the name change.

Supplementary Financial Information

        The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and

"Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year fiscal ended September 30, 2011, which is incorporated herein by reference. The selected consolidated financial data presented below for the three months ended December 31, 2011 are derived from our unaudited consolidated financial statements and related notes.

        Our revenues and net losses for the fiscal year ended September 30, 2011, and for the three months ended December 31, 2011, were as follows:

	Amounts in thousands except per share amounts
	Three Months ended December 31, 2011	Fiscal Year ended September 30, 2011	Fiscal Year ended September 30, 2010
	($) (unaudited)	($) (audited)	($) (audited)
Revenues	11,495	41,923	40,874
Gross Profit	1,567	5,898	4,807
Loss From Continuing Operations	(389)	(4,590)	(4,598)
Net Loss	(389)	(4,320)	(5,807)
Net Loss per share, basic and diluted	(0.06)	(0.79)	(1.15)

Other Data
EBITDA adjusted for other non-cash charges(1)	(16)	(1,083)	(2,498)

(1)
We present Earnings (Loss) Before Interest Taxes Depreciation and Amortization ("EBITDA") adjusted for other non-cash charges ("Adjusted EBITDA") as a supplemental non-GAAP measure of our performance. We define Adjusted EBITDA as net loss from continuing operations plus (i) interest and other expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, (iv) G&A expenses—equity grants, and (v) impairment charges. This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize this non-GAAP measure to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance. By providing this non-GAAP measure, as a supplement to GAAP information, we believe we are enhancing investors' understanding of our business and our results of operations. This non-GAAP financial measure is limited in its usefulness and should be considered in addition to, and not in lieu of, US GAAP financial measures. Further, this non-GAAP measure may be unique to the Company, as it may be different from the definition of non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA with net loss from continuing operations is as follows:

	Three Months ended December 31, 2011	Fiscal Year ended September 30, 2011	Fiscal Year ended September 30, 2010
	($) (unaudited)	($) (audited)	($) (audited)
Net loss from continuing operations	(389)	(4,590)	(4,598)
(i) Interest and other expenses (net)	179	367	261
(ii) provision for taxes	—	—	—
(iii) amortization and depreciation,	23	113	118
(iv) G&A expenses—equity grant	171	444	380
(v) impairment charges	—	2,583	1,341

EBITDA adjusted for other non-cash charges	(16)	(1,083)	(2,498)

The Rights Offering

        The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Total number of shares of common stock available for basic subscription
Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you own as of 5:00 p.m., New York time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.
Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase shares of our common stock at a subscription price of $ per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.
Subscription price	$ per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.
Over-subscription privilege	If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for shares of our common stock that are not purchased by other holders through the exercise of their basic subscription privileges. You may subscribe for shares of our common stock pursuant to your over subscription privilege, subject to proration of available shares. Further, you will not be entitled to purchase a number of shares in the over-subscription privilege in excess of the number of shares owned by you as of the record date.
Standby Purchase Agreement	We have negotiated in principle the terms of a standby purchase agreement with Wynnefield Capital whereby Wynnefield Capital (or affiliated assignees) has agreed to acquire from us in the rights offering up to the entire rights offering amount ($4,200,000 of gross proceeds or shares) at the same subscription price of $ as all other shareholders and upon the same terms as all our other shareholders. Execution of the standby purchase agreement by Wynnefield Capital and the Company is subject to definitive pricing of the shares in this rights offering to be determined by a special pricing committee of the Board of Directors of Teamstaff and other usual and customary closing conditions.
Record date	5:00 p.m., New York time, on April 10, 2012.
Expiration date	5:00 p.m., New York time, on , 2012, unless we extend the rights offering period.

Use of proceeds	Although the actual amount will depend on participation in the rights offer, if the rights offering is fully subscribed for we expect the gross proceeds from the rights offering to be approximately $4,200,000.
We intend to use the proceeds of the rights offering to strengthen our balance sheet as we compete for larger contract awards and to provide for additional liquidity for working capital and general corporate purposes.
Transferability of rights	The subscription rights are not transferable.
No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.
No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $ per share.
Material U.S. federal income tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see "Material U.S. Federal Income Tax Considerations."
Extension, cancellation, and amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.
Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time, on                    , 2012. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time, on                    , 2012. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on                            , 2012.

•

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."

Subscription agent	Continental Stock Transfer & Trust Company.
Information agent	Continental Stock Transfer & Trust Company.
Questions	Questions regarding the rights offering should be directed to Continental Stock Transfer & Trust Company, Attn: Chiley Holder at (212) 845-3294.
Shares outstanding before the rights offering	6,074,933 shares as of April 10, 2012.
Shares outstanding after completion of the rights offering	Assuming no outstanding options or other convertible securities for our common shares are exercised prior to the expiration of the rights offering and the full $4,200,000 is subscribed for, we expect shares of common stock will be outstanding immediately after completion of the rights offering.
Risk factors	Stockholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled "Risk Factors," beginning on page 17.
Fees and expenses	We will pay the fees and expenses relating to the rights offering.
Nasdaq Capital Market trading symbol	Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the Nasdaq Capital Market under the symbol "TSTF." The last reported sales price of our common stock on Nasdaq Capital Market on April 25, 2012 was $1.70.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled "Where You Can Find More Information." Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations or future prospects. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled "Special Note Regarding Forward-Looking Statements."

 Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

        The market price of our common stock is subject to fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things:

  •
  actual or anticipated variations in our operating results and cash flow;

  •
  the nature and content of our earnings releases, and our competitors' earnings releases;

  •
  changes in financial estimates by securities analysts;

  •
  business conditions in our markets and the general state of the securities markets and the market for similar stocks;

  •
  the number of shares of our common stock outstanding;

  •
  changes in capital markets that affect the perceived availability of capital to companies in our industry;

  •
  governmental legislation or regulation;

  •
  currency and exchange rate fluctuations; and

  •
  general economic and market conditions, such as recessions.

        In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

        To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

        The subscription price is $        per share. The subscription price was determined by our board of directors. Factors considered by the board of directors included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

        Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege will be delivered promptly after expiration of the rights offering; certificates representing shares of our common stock purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

        Our common stock is traded on the Nasdaq Capital Market under the symbol "TSTF," and the last reported sales price of our common stock on Nasdaq on April 25, 2012 was $1.70 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

        Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before                , 2012, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

        The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including up to            shares of our common stock to be issued in the rights offering, and 1,860,576 shares of our common stock issuable as of April 23, 2012, upon exercise of: (A) outstanding vested options to acquire shares of our common stock under the Company's stock incentive plans; (B) shares of common stock issuable upon execution of warrants; and (C) shares of our common stock issuable upon conversion of outstanding convertible promissory notes in the aggregate principal amount of $350,000 could adversely affect the prevailing market price of our common stock and the subscription rights and could cause the market price of our common stock to remain low for a substantial amount of time. Additional options and other equity awards may also be granted under the Company's incentive plans. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. It is also unclear whether or not the market for our common stock (and any market that develops for our subscription rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this "market overhang" could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital.

If the rights offering is not fully subscribed, Wynnefield Capital, Inc. (and its affiliates) may increase its ownership percentage.

        On April 25, 2012, the last practicable date before the filing of this prospectus, Wynnefield Capital owned approximately 21% of our outstanding shares (excluding any warrants and a convertible note owned by Wynnefield Capital). As a stockholder as of the record date, Wynnefield Capital will have the right to subscribe for and purchase shares of our common stock under both the basic subscription privilege and the over-subscription privilege of the rights offering. We have not been advised to date whether it intends to elect to participate in the rights offering (other than pursuant to the standby purchase agreement described in this prospectus) and to elect to subscribe for additional shares pursuant to the over-subscription privilege. To the extent Wynnefield Capital participates in the rights offering and other shareholders do not, Wynnefield will increase its percentage of ownership.

        We have reached an agreement in principle with Wynnefield Capital for the execution of a standby purchase agreement by Wynnefield Capital whereby Wynnefield Capital (or affiliated assignees) has agreed to purchase shares of Common Stock not otherwise purchased by our other shareholders in the basic subscription right and over subscription privilege. Wynnefield Capital beneficially owns approximately 21% (                   total shares) (excluding any warrants and a convertible note owned by Wynnefield Capital) of our outstanding shares of Common Stock on the record date. Pursuant to the proposed agreement, Wynnefield Capital has agreed to acquire from us all of the unexercised rights, up to the entire rights offering amount ($4,200,000 of gross proceeds or                   shares), at the same subscription price of $            as all other shareholders and upon the same terms as all our other shareholders. Execution of the definitive agreement by Wynnefield Capital and the Company is subject to definitive pricing of the shares in this rights offering to be determined by a special pricing committee of the Board of Directors of Teamstaff and other usual and customary closing conditions.

        We have also negotiated in principle a registration rights agreement with Wynnefield Capital whereby we have agreed, at our cost and expense, to register for resale under the Securities Act of 1933, all shares of common stock beneficially owned by Wynnefield Capital, including shares purchased by Wynnefield Capital in the rights offering. We have agreed to file a registration statement with the SEC within 90 days of closing of the rights offering. .

        Pursuant to the standby purchase agreement, we agreed to reimburse Wynnefield Capital for its expenses related to the standby agreement for its legal and due diligence efforts related to the rights offering. We are not paying to Wynnefield Capital any commitment or underwriting fee, or other discount in connection with the rights offering and Wynnefield Capital is not providing any services to TeamStaff in connection with the rights offering.

        Wynnefield Capital also owns warrants to purchase 53,846 shares at an exercise price of $1.00 per share, and a $350,000 convertible note which has a conversion rate of $1.30 per share. Depending upon the prices of the shares issuable in the rights offering, the exercise price of the warrants and the conversion rate of the note could be subject to downward adjustment, resulting in additional shares being issuable to Wynnefield Capital.

We may use the proceeds of this rights offering in ways with which you may disagree.

        We intend to use the net proceeds of this offering to strengthen our balance sheet as we compete for larger contract awards and provide for additional liquidity for working capital and general corporate purposes.

        Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled "Use of Proceeds."

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

        We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The rights offering does not have a minimum amount of proceeds, which means that if you exercise your rights, you may acquire additional shares of our common stock when we may require additional capital.

        There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that may require additional capital.

The rights offering may limit our ability to use some or all of our net operating loss carryforwards.

        As a result of our anticipated operating loss for the fiscal year ended 2011, we expect to have net operating loss ("NOL") carryforwards for federal income tax purposes. Our ability to utilize our NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We would undergo an ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, five percent (5%) or more of our common stock, or are otherwise treated as five percent

(5%) stockholders under Section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

        The rights offering is not currently expected to result in an ownership change, but it may increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Internal Revenue Code in the future, which would limit our ability to use any NOL carryforwards as described above. Moreover, no assurances can be given that an ownership change under Section 382 of the Internal Revenue Code has not occurred prior to the rights offering or will not occur as a result of the qrights offering.

Risks Relating to the Ownership of Our Common Stock

Our stock price may be volatile and your investment in our common stock may suffer a decline in value.

        The price of our common stock could be subject to fluctuations and may decline in the future. This volatility may result from the impact on our stock price of various specific factors, including but not limited to the following:

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  actual or anticipated fluctuations in our operating results;

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  actual or anticipated changes in our growth rates or our competitors' growth rates;

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  actual or anticipated changes in healthcare or government policy in the U.S.;

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  conditions in the financial markets in general or changes in general economic conditions;

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  our ability to stay in compliance with credit facility covenants;

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  our inability to raise additional capital when and if it is required for use in our business;

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  conditions of our competitors or the government services industry generally;

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  conditions of our current and desired clients;

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  changes in stock market analyst recommendations regarding our common stock, other comparable companies or the government services industry generally;

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  the impact of our ability to effectively implement acquisitions, investments, joint ventures and divestitures that we may undertake;

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  the impact of the volatility of the market value of comparable public companies that are considered in our valuation process and any publicly traded securities we may own; and

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  the impact of litigation, government investigations or customer or other disputes on our operating performance and future prospects.

Since we have not paid dividends on our common stock, you cannot expect dividend income from an investment in our common stock.

        We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. Future potential lenders may prohibit us from paying dividends without its prior consent. Therefore, holders of our common stock may not receive any dividends on their investment in us. Earnings, if any, will be retained and used to finance the development and expansion of our business.

The exercise of our outstanding options and warrants, or conversion of our outstanding debentures may depress our stock price and dilute your ownership of the company.

        As of April 25, 2012, the following options and warrants were outstanding:

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  Stock options to purchase 1,537,500 shares of common stock at exercise prices ranging from $0.56 to $1.81 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is $1.19 per share. These stock options are employee and non-executive director options.

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  Warrants to purchase 53,846 shares of common stock with a weighted average exercise price of $1.00 per share.

        In addition, July 2011, we sold an aggregate amount of $350,000 of convertible debentures to entities affiliated with Wynnefield Capital pursuant to a standby commitment (the "Commitment").The convertible debentures will mature on the 27-month anniversary of issuance and bear interest at the rate of the greater of the prime rate plus 5%, or 10% per annum, payable at maturity or upon redemption. The convertible debentures are convertible into shares of the Company's common stock at an initial conversion price of $1.30 per share. The initial conversion rate is subject to adjustment to account for certain customary events and also will include weighted-average anti-dilution protection for future issuances by the Company (including this rights offering), subject to certain exclusions. The issuance of the rights in this rights offering may result in a decrease in the conversion rate of the note or an increase in the number of shares issuable upon conversion. The Company can also redeem the outstanding convertible debentures at any time at 120% of the remaining principal amount, plus accrued but unpaid interest. Presently, the convertible debentures are convertible into a total of 269,230 shares of our common stock (without giving effect to this rights offering).

        To the extent that these securities are exercised or converted, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of these securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by those securities. Further, in the event the conversion price of our outstanding shares of convertible debentures is lower than the actual trading price on the day of conversion, the holders could immediately sell their converted common shares, which would have a dilutive effect on the value of the outstanding common shares. Furthermore, the significant downward pressure on the trading price of our common stock as convertible debenture holders converted these securities and sell the common shares received on conversion could encourage short sales by the holders of convertible debentures or other shareholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the shares of convertible debentures could lead to a decline in the trading price of our common stock.

We may issue preferred stock with rights senior to our common stock, which may adversely impact the voting and other rights of the holders of our common stock.

        Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company, which could have the effect of discouraging bids for our Company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, in order to discourage or delay a change of control of our Company, we may do so in the future. In addition, we may determine to issue preferred stock in connection with capital raising efforts and the terms of the stock so issued could have special voting rights or rights related to the composition of our Board.

Anti-takeover provisions in our Articles of Incorporation make a change in control of our Company more difficult.

        The provisions of our Articles of Incorporation and the New Jersey Business Corporation Act, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our common stock. Among other things, these provisions:

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  require certain supermajority votes;

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  establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders' proposals to be considered at shareholders' meetings; and

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  divide the board of directors into three classes of directors serving staggered three-year terms.

        Pursuant to our articles of incorporation, the board of directors has authority to issue up to 5,000,000 preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to our common stock. Issuance of preferred shares could result in the dilution of the voting power of our common stock, adversely affecting holders of our common stock in the event of its liquidation or delay, and defer or prevent a change in control. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock. In addition, the New Jersey Business Corporation Act contains provisions that, under certain conditions, prohibit business combinations with 10% shareholders and any New Jersey corporation for a period of five years from the time of acquisition of shares by the 10% shareholder. The New Jersey Business Corporation Act also contains provisions that restrict certain business combinations and other transactions between a New Jersey corporation and 10% shareholders.

Our executive officers, directors and significant stockholders will be able to influence matters requiring stockholder approval.

        Our executive officers, directors and largest shareholder (Wynnefield Capital, Inc. and its affiliates) possess beneficial ownership of approximately 50% of our common stock. Within this amount, Wynnefield Capital and its affiliates own approximately 21% of our outstanding common stock (excluding any warrants and a convertible note owned by Wynnefield Capital). Without giving effect to any adjustment for anti-dilution provisions in the warrants and note held by Wynnefield Capital, the exercise of the warrants and conversion of the note would result in an additional 323,076 shares being owned by Wynnefield Capital. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

        In addition, an employee of Wynnefield Capital, Inc. currently serves on our Board of Directors. As a result of this share ownership and representation on our Board of Directors, our largest stockholder will be able to influence all affairs and actions of our company, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of our principal stockholders may differ from the interests of the other stockholders.

 Risks Related to Our Business and Our Industry

We depend on contracts with the Federal government for virtually all of our revenue and our business could be seriously harmed if the Federal government decreased or ceased doing business with us or changed its budgets or budgetary priorities.

        We derive virtually all of our revenues from the U.S. Government as a prime contractor or a subcontractor. Revenues directly from the U.S. Government represented approximately 100% and 98% of the total revenues from continuing operations for the 2011 and 2010 fiscal years, respectively. Further, our revenue concentration was heavily dependent upon contracts with the U.S. Department of Veterans Affairs. Accordingly, the loss or delay of all or a substantial portion of our sales to the U.S. Government, whether due to a reduction in the overall level of U.S. Government spending or a change in its priorities, would have a material adverse effect on our results of operations and cash flows.

        Presently, the Company derives all of its revenue from agencies of the Federal government and the Company has derived a substantial portion of its revenues through various contracts awarded by the U.S. Department of Veterans Affairs. On May 5, 2011, the Company was awarded a single source Blanket Purchase Agreement with the U.S. Department of Veterans Affairs for the procurement of integrated medical support for the Department of Veterans Affairs' Consolidated Mail Outpatient Pharmacy ("CMOP") program. This award represents both retention of existing work and expansion of new business at additional U.S. Department of Veterans Affairs locations. The tasks to be performed include project management and a range of pharmaceutical services in support of performance-based pharmaceutical production management at several U.S. Department of Veterans Affairs locations. The maximum total value under this award is presently expected to be approximately $145,000,000 pursuant to site-specific task orders to be rendered by the U.S. Department of Veterans Affairs. The term of the award is for up to five years, initially expiring April 30, 2016, but which was subsequently extended to October 31, 2016. Work under this contract began on November 1, 2011. The agreement is subject to the Federal Acquisition Regulations and there can be no assurance as to the actual amount of services that the Company will ultimately provide under the agreement. This agreement effectively provides for renewal and expansion of contracts that generated, in aggregate, approximately 45% of its revenue in the year ended September 30, 2011, in respect of which the Company previously held order cover through December 31, 2011 under existing contracts.

        Furthermore, even if the overall level of U.S. Government spending does increase or remains stable, the budgets of the government agencies with whom we do business may be decreased or our projects with them may not be sufficiently funded. In the event the budgets or budgetary priorities of the U.S. Government entities with which we do business, particularly the U.S. Department of Veterans Affairs, are decreased or underfunded, our consolidated revenues and results of operations could be materially and adversely affected. We are heavily dependent upon the U.S. Government as the primary customer to our DLH Solutions subsidiary. Our future success and revenue growth will depend in part upon our ability to continue to expand our business base. Because of this concentration of contracts, if a significant number of our contracts are simultaneously delayed or cancelled for budgetary, performance or other reasons, it would have a material adverse effect on our results of operations and cash flows.

We face risks relating to U.S. Government contracts because these contracts may be terminated at will.

        Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. However, these programs are normally funded on an annual basis. As mentioned above the U.S. Government may modify, curtail or terminate its contracts and subcontracts for convenience. Due to our dependence on these relationships, the modification, curtailment or termination of our major programs or contracts would have a material adverse effect on our results of operations and financial condition.

        If the government terminates a cost reimbursable contract for convenience, we may not recover the cost of work which has not been completed. We can recover only our incurred or actual cost, to include in certain cases committed costs, and cost for settling outstanding debts and restocking fees. We will also be able to negotiate for a fee based upon the percentage of the work performed or cost incurred. If the government terminates a contract for default, normally we would be unable to recover all costs for work performed and in some cases may be liable for liquidated damages in excess of actual costs incurred. Additionally, the government may seek to have the contract pay for its re-procurement cost for all undelivered items and services not received from another source. Depending on the value of a contract, such termination could cause our actual results to differ materially and adversely from those anticipated. The Company has never had a contract terminated for default.

We incurred a net loss from operations for the year ended September 30, 2011 and industry conditions under which we operate have negatively impacted our revenues. Any failure to increase our revenues and keep our expenses consistent with revenues could prevent us from achieving and maintaining profitability.

        We incurred a net loss from continuing operations of approximately $4.6 million for the fiscal year ended September 30, 2011 and had an accumulated deficit of approximately $65.4 million at such date. At December 31, 2011, we had a net loss of approximately $389,000 for the three months then ended and an accumulated deficit of approximately $65.8 million. Our business is under economic pressures due to Federal government procurement delays, high unemployment rates, an economy in recession, and other challenging industry dynamics. These industry conditions impacted our ability to grow our revenues resulting in an increase of approximately 2.6% from fiscal 2010 to fiscal 2011. We have expended, and will continue to be required to expend, substantial funds to enhance our marketing efforts and to otherwise operate our business. Therefore, we will need to generate higher revenues to continue increasing profitability and cannot assure you that we will be profitable in any particular future period. Our prospects should be considered in light of the difficulties we are facing, including the current economic climate and the overall competitive environment in which we operate. Revenue levels achieved from our customers, the mix of solutions that we offer and our ability to reduce and manage our operating expenses will positively affect our financial results.

Our capital requirements are significant and we may need to raise additional capital to supplement our revenues derived from operations.

        Our working capital requirements have been and will continue to be significant. As previously reported, in July 2010, we entered into a secured loan arrangement with Presidential Financial Corporation which, as amended to date, provides us with a maximum amount of $3.0 million of credit, subject to the conditions and limitations of the facility. We have, from time to time, utilized our secured credit facility to supplement cash flows from operations in order to satisfy our working capital needs. We used approximately $1.0 million and $2.2 million in cash for operating activities for the fiscal years ended September 30, 2011 and 2010, respectively, and our available cash and cash equivalents as of September 30, 2011 totaled approximately $800,000. We used approximately $1.3 million and $2.0 million in cash for operating activities for the fiscal quarter ended December 31, 2011 and 2010, respectively, and our available cash and cash equivalents as of December 31, 2011, totaled approximately $500,000. Based on our business plan and current working capital position, we presently believe that we have sufficient liquidity resources, including those expected to be generated by forecasted operations and from timely collection of unbilled receivables from the DVA as well as those expected to be available under our credit facility, and the effects of cost reduction programs and initiatives to fund our operations for the next twelve months. This in part assumes the ultimate non-payment of certain liabilities and recorded guarantees which we are currently contesting or are not expected to be settled in cash (see Note 6 to the consolidated financial statements for our fiscal year ended September 30, 2011, included in our Report on Form 10-K which are incorporated by reference) (classified as current at September 30, 2011) in fiscal 2012 or the applicable portion of fiscal 2013.

During 2011, the Company received equity and debt funding of $150,000 and $350,000, respectively, exclusive of direct costs. Such proceeds were derived from management and board members and our largest shareholder, all of whom are considered related parties.

        However, it may be necessary for us to raise additional capital to accelerate growth, fund operations and to meet our obligations in the future. To meet our financing requirements, we may seek to raise funds through equity, debt or equity-based financings (such as convertible debt) or strategic alliances. Raising additional funds by issuing equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of our other stockholders. Raising funds through the issuance of equity or debt securities may result in us issuing securities with powers, designations, preferences or rights senior to our currently outstanding securities and possible dilution. Raising additional funds through debt financing, if available, may involve covenants that restrict our business activities and options. We currently have no firm agreements with any third-parties for such transactions and no assurances can be given that we will be successful in raising sufficient capital from any proposed financings, or that additional financing, if at all available, can be obtained on acceptable terms to us. If we are unable to obtain additional capital when required, or on acceptable terms, we may need to reduce expenses and operations and you may lose your investment in our Company. Our future capital requirements will depend on, and could increase substantially as a result of many factors, including:

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  our need to utilize a significant amount of cash to support operations and to make incremental investments in our organization;

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  our ability to achieve targeted gross profit margins and cost management objectives;

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  our ability to reach break-even or profitability;

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  our ability to achieve timely collection of unbilled accounts receivable from the DVA;

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  our ability to continue to not make payment of certain liabilities (classified as current at September 30, 2011);

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  the success of our sales and marketing efforts; and

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  changes in economic, regulatory or competitive conditions.

Our contract proposals and in many cases our invoices are subject to audits and investigations by U.S. Government agencies and unfavorable government audit results could force us to refund previously recognized revenues and could subject us to a variety of penalties and sanctions.

        From time to time, U.S. Government representatives may audit our performance on and invoices submitted on our U.S. Government contract. Further, federal agencies can also audit and review our compliance with applicable laws, regulations and standards. Under these audits, if it is found that we incorrectly invoiced or invoiced work not performed or claimed hours to be performed that were not performed we would have to refund these amounts. Normally, these audits are performed throughout the year and as such if found represent a refund within the current year. However, the government may go further back in time than the present fiscal year and adjustments may result over one or more fiscal years. Additionally, as a government contractor, we are from time to time subject to inquiries and investigations of our business practices by the U.S. Government due to our participation in government contracts. We cannot assure you that any such inquiry or investigation will not have a material adverse effect on our results of operations, cash flows, and financial condition.

        If a government audit uncovers illegal activities or activities not in compliance with a contract's terms or conditions, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. If we were suspended or debarred from contracting with the federal government generally or with any specific agency, if our reputation or relationships with government agencies were impaired, or if the government otherwise were to cease doing business with us or were to significantly decrease the amount of business it does with us, our revenue, cash flows and operating results would be materially adversely affected.

        If an audit determines that any of our administrative processes and systems do not comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts or collect our revenue in a timely manner. Therefore, an unfavorable outcome of an audit could cause actual results to differ materially and adversely from those anticipated. Moreover, if an audit determines that costs were improperly allocated to a specific contract, such amounts will not be reimbursed, and any such costs already reimbursed must be refunded and certain penalties may be imposed

The U.S. Government contract bid process is highly competitive, complex and sometimes lengthy, and is subject to protest and implementation delays.

        Many of our contracts and task orders with the federal government are awarded through a competitive bidding process, which is complex and sometimes lengthy. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding. If a bid is won and a contract awarded, there still is the possibility of a bid protest or numerous delays in implementation. Our business could be adversely affected by delays caused by our competitors protesting major contract awards received by us, resulting in the delay of the initiation of work. It can take many months to resolve protests by one or more of our competitors of contract awards we receive. The resulting delay in the start up and funding of the work under these contracts may cause our actual results to differ materially and adversely from those anticipated, and there can be no assurance that such protest process or implementation delays will not have a material adverse effect on our financial condition or results of operations in the future. This competitive bidding process presents a number of risks, including the following:

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  we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

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  we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and

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  we may encounter expenses and delays if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

        If we are unable to win particular contracts, we may be prevented from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially and adversely from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially and adversely from those anticipated.

Our failure to comply with complex Federal procurement laws and regulations could cause us to lose business, incur additional costs, and subject us to a variety of penalties.

        We must comply with complex laws and regulations relating to the formation, administration, and performance of federal government contracts. These laws and regulations create compliance risk and affect how we do business with our federal agency clients, and may impose added costs on our business. If a government review or investigation uncovers illegal activities or activities not in compliance with a particular contract's terms or conditions, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. The government may in the future reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. A failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the federal government, each of which could lead to a material reduction in our revenues, cash flows and operating results.

Our government services business is dependent upon maintaining our reputation, our relationships and our performance in regard to government service.

        The reputation and relationships that we have established and currently maintain with government personnel and agencies are important to maintaining existing business and identifying new business. If our reputation or relationships were damaged, it could have a material adverse effect on our ability to maintain or expand our business relationship with U.S. Government entities. In addition, if our performance does not meet agency expectations, our revenue and operating results could be materially harmed.

Competition is intense in the government services business.

        There is often intense competition to win federal agency contracts. If we are unable to successfully compete for new business or win competitions to maintain existing business, our revenue and margins may materially decline. Many of our competitors are larger and have greater resources than we do, larger client bases and greater brand recognition. Our competitors, individually or through relationships with third parties, may be able to provide clients with different or greater capabilities or benefits than we can provide.

        Budgetary pressures and changes in the procurement process have caused many government clients to increasingly purchase goods and services through Indefinite Delivery Indefinite Quantity ("IDIQ") contracts, General Services Administration ("GSA") schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenue under each such contract. In addition, in consideration of the practice of agencies awarding work under such contracts that is arguably outside the intended scope of the contracts, both the GSA and the Department of Defense have initiated programs aimed to ensure that all work fits properly within the scope of the contract under which it is awarded. The net effect of such programs may reduce the number of bidding opportunities available to us. Moreover, even if we are highly qualified to work on a particular new contract, we might not be awarded business because of the federal government's policy and practice of maintaining a diverse contracting base.

We may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods below the levels anticipated.

        Our backlog consists of funded backlog, which is based on amounts actually committed by a client for payment for goods and services, and unfunded backlog, which is based upon management's estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially and adversely from those anticipated. The maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenue that we will realize under that contract. For example, we derive revenue from ID/IQ contracts, which do not require the government to purchase a pre-determined amount of goods or services under the contract. Further, although many of our Federal government contracts contemplate performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, we may estimate our share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate and we may generate results that differ materially and adversely from those anticipated.

Failure to maintain strong relationships with other contractors could materially and adversely affect our revenue.

        We intend to derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements, in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we will often lack control over fulfillment of a contract, and poor performance on the contract could impact our customer relationship, even if we perform as required. We expect to increasingly depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially and adversely from those anticipated if any such prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

Loss of our GSA schedule contracts or other contracting vehicles could impair our ability to win new business and perform under existing contracts.

        As with any other company where their GSA schedule contracts constitute a significant percentage of revenue, we are dependent on providing services to U.S. government entities. We currently hold multiple GSA schedule contracts, including a federal supply schedule contract for professional and allied healthcare services and the logistics worldwide services contract. We are currently in the process of renewing the professional and allied healthcare services schedule, which would expire June 30, 2012 absent such renewal. The current term of our logistics worldwide schedule expires in November 2012 and includes an additional five year option period thereafter. If we were to lose one or more of these contracts or other contracting vehicles, we could lose a significant revenue source and our operating results and financial condition would be materially and adversely affected. These contracts typically have an initial term with multiple options that may be exercised by our government agency clients to extend the contract for successive periods of one or more years. We can provide no assurance that our clients will exercise these options.

Our employees (or those of others, with whom we are associated, such as teammates, prime or sub-contractors) may engage in misconduct or other improper activities, which could harm our business.

        Like all government contractors, we are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by our employees (or those of others, with whom we are associated, such as teammates, prime or sub-contractors) could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses, or falsifying time records. Employee misconduct could also involve the improper use of our clients' sensitive or classified information and result in a serious harm to our reputation. While we have policies in affect to deter illegal activities and promote proper conduct, these are not a failsafe. Since it is not always possible to deter employee misconduct, and precautions to prevent and detect this activity may not be effective in controlling such risks or losses, which could materially and adversely affect our business, results of operations, financial condition, cash flows, and liquidity.

The failure by Congress to approve budgets on a timely basis for the federal agencies we support or changes in the budget priorities of such agencies could delay or reduce spending and cause us to lose or post revenue, in another period.

        On an annual basis, Congress must approve budgets that govern spending by each of the federal agencies we support. When Congress is unable to agree on budget priorities and is unable to pass the annual budget on a timely basis, Congress typically enacts a continuing resolution. A continuing resolution allows government agencies to operate at spending levels approved in the previous budget cycle. When government agencies must operate under a continuing resolution, it may delay funding we expect to receive from clients on work we are already performing and will likely result in any new initiatives being delayed or, in the extreme, cancelled. Changes in federal government fiscal or spending policies could adversely affect our government agency business. In particular, if the Federal government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Therefore, period-to-period comparisons of our operating results may not be a good indication of our future performance and the occurrence of any of the above mentioned scenarios may materially and adversely impact our results of operations and financial condition.

Our profits and revenues could suffer if we are involved in legal proceedings, investigations and disputes.

        As with much of the government services market, workers performance can result in substantial injury and we are exposed to legal proceedings, investigations and disputes. For example, in the ordinary course of our business, we may be involved in legal disputes regarding personal injury or employee disputes. While we provision for these types of incidents through commercial party insurance carriers, we often defray these types of cost through higher deductibles. Any unfavorable legal ruling against us could result in substantial monetary damages by losing our deductible portion of carried insurance or even criminal violations. We maintain insurance coverage as part of our overall legal and risk management strategy to lower our potential liabilities. If we sustain liabilities that exceed our insurance coverage or for which we are not insured, it could have a material adverse impact on our results of operations, cash flows and financial condition, including our profits, revenues and liquidity.

We are dependent upon certain of our management personnel and do not maintain "key personnel" life insurance on our executive officers.

        Our success to date has resulted in part from the significant contributions of our executive officers. Our executive officers are expected to continue to make important contributions to our success. As of September 30, 2011, our CEO, CFO, Executive Vice President of Business Development and the President of DLH Solutions are under employment contracts. However, we do not maintain "key person" life insurance on any of our executive officers. Loss for any reason of the services of our key personnel could materially affect our operations.

Demand for our services could be significantly affected by the general level of economic activity and unemployment or by factors beyond our control (e.g. hurricanes, weather conditions, acts of war, etc.) in the United States.

        Our business, financial condition, cash flow and results of operations may be affected by various economic factors. Unfavorable economic conditions may make it more difficult or impossible for us to maintain or grow our revenue. In an economic recession or under other adverse economic conditions, customers and vendors may be more likely to be unable to meet contractual terms or their payment obligations.

We may be held liable for the actions of our employees and therefore incur unforeseen liabilities.

        While we carry insurance for these types of liabilities, as a result of our employer status, we may be liable for violations of these or other laws despite contractual protections. In addition, as our employees may be deemed to be our agents, we could be held liable for their actions which may have a material adverse effect on our results of operations, financial condition and liquidity.

Our staffing of healthcare professionals exposes us to potential malpractice liability.

        Through our subsidiaries, we engage or have recently engaged in the business of providing healthcare professionals. The placement of such employees increases our potential liability for negligence and professional malpractice of those employees and any such liabilities may not become immediately apparent. Although we are covered by professional malpractice liability insurance on a claims made basis in the aggregate amount of $5.0 million with a $2.0 million per occurrence limit, which we deem reasonable under the circumstances, not all of the potential liability we face may be fully covered by insurance. Any significant adverse claim, which is not covered by insurance, may have a material adverse effect on our financial condition, results of operations and liquidity.

We may not be fully covered by the insurance we procure and our business could be adversely impacted if we were not able to renew all of our insurance plans.

        Although we carry liability insurance, the insurance we purchase has a deductible portion which helps us to defray cost, but it may not be sufficient to cover the total cost of any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to us in the future on satisfactory terms or at all. Also, any increase in our costs of insurance will impact our profitability to the extent that we cannot offset these increases into our costs of services. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, our business, financial condition, results of operations and liquidity could be materially adversely affected.

Our financial condition may be affected by increases in employee healthcare claims and insurance premiums, unemployment taxes and workers' compensation claims and insurance rates.

        Our current workers' compensation and medical plans are partially self-funded insurance programs. The Company currently pays base premiums plus actual losses incurred, not to exceed certain individual and aggregate stop-loss limits. In addition, health insurance premiums, state unemployment taxes and workers' compensation rates for the Company are in large part determined by our claims experience. These categories of expenditure comprise a significant portion of our direct costs. If we experience a large increase in claim activity, our direct expenditures, health insurance premiums, unemployment taxes or workers' compensation rates will increase. Although we employ internal and external risk management procedures in an attempt to manage our claims incidence and estimate claims expenses and structure our benefit contracts to provide as much cost stability as reasonably possible given the self-funded nature of our plans, we may not be able to prevent increases in claim activity, accurately estimate our claims expenses or pass the cost of such increases on to our clients. Since our ability to incorporate such increases into our fees to our clients is constrained by contractual arrangements with our clients, a delay could occur before such increases could be reflected in our fees, which may reduce our profit margin. As a result, such increases could have a material adverse effect on our financial condition, results of operations and liquidity.

If we were not able to renew all of the health and workers' compensation plans that cover our employees, our business would be adversely impacted.

        The maintenance of health and workers' compensation insurance and administration plans that cover our employees is a significant part of our business. If we were unable to secure renewal of contracts for such plans or the renewal of such plans with favorable rates and with competitive benefits, our business would be adversely affected. The current health and workers' compensation contracts are provided by vendors with whom we have an established relationship and on terms that we believe to be favorable. While we believe that renewal contracts could be secured on competitive terms without causing significant disruption to our business, there can be no assurance in this regard.

If we are unable to attract qualified personnel for our business, our business may be negatively affected.

        We rely heavily on our ability to attract and retain qualified professionals and other personnel who possess the skills, experience and licenses necessary in order to provide our solutions for our assignments. Our business is materially dependent upon the continued availability of such qualified personnel. Our inability to secure qualified personnel would have a material adverse effect on our business. The cost of attracting qualified personnel and providing them with attractive benefits packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our clients, our profitability could decline. Moreover, if we are unable to attract and retain qualified personnel, the quality of our services may decline and, as a result, we could lose clients.

Our results of operations and cash flow are affected by our ability to leverage our cost structure.

        We have technology, operations and human capital infrastructures in place to support both our current business operations and future growth. As revenues grow, these costs are leveraged over a larger revenue base, which positively impacts our results of operations and cash flows. Similarly, in periods of contraction, these costs are no longer as leveraged, adversely affecting our results of operations and cash flow. During the last fiscal year, in light of the adverse market conditions being experienced by our business, we took steps to attempt to manage our selling, general and administrative expenses. However, we expect reductions in such costs to be limited and there to be areas where additional spend may be deemed appropriate by management in preparation for anticipated growth, which will adversely affect our results of operations and cash flow until revenues increase.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

        Since the effectiveness for us of the Sarbanes-Oxley Act of 2002, we spend an increasing amount of management's time and resources (both internal and external) to comply with changing laws, regulations and standards relating to corporate governance and public disclosures. This compliance requires management's annual review and evaluation of our internal control systems. This process has caused us to engage outside advisory services and has resulted in additional accounting and legal expenses. We may encounter problems or delays in completing these reviews and evaluation and the implementation of improvements. If we are not able to timely comply with the requirements set forth in the Sarbanes-Oxley Act of 2002, we might be subject to sanctions or investigation by regulatory authorities. Any such action could materially adversely affect our business and our stock price.

We are highly dependent on the proper functioning of our information systems.

        We are highly dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments. The system also tracks regulatory credentialing expirations and other relevant client and healthcare information. They also perform payroll, billing and accounts receivable functions. While we have multiple back up plans for these types of contingencies, our information systems are vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which in turn could impact our financial viability, due to the increased cost associated with performing these functions manually.

Potential tax liabilities may adversely affect our financial condition.

        The Company has received notices from the Internal Revenue Service ("IRS") claiming taxes, interest and penalties due related to payroll taxes predominantly from its former PEO operations which were sold in fiscal 2003. The Company has also received notices from the IRS reporting overpayments of taxes. Management believes that these notices are predominantly the result of misapplication of payroll tax payments between its legal entities. If not resolved favorably, the Company may incur interest and penalties. Until the sale of certain assets related to the former PEO operations, the Company operated through 17 subsidiaries, and management believes that the IRS has not correctly identified payments made through the different entities, therefore leading to the notices. To date, the Company has been working with the IRS to resolve these discrepancies and has had certain interest and penalty claims abated. TeamStaff has also received notices from the Social Security Administration claiming variances in wage reporting compared to IRS transcripts. The Company believes the notices from the Social Security Administration are directly related to the IRS notices received. The Company had retained the services of Ernst & Young LLP as a consultant to assist in resolving certain of these matters with the IRS and Social Security Administration. The Company believes that after the IRS applies all the funds correctly, any significant interest and penalties will be abated; however, there can be no assurance that each of these matters will be resolved favorably. In settling various years for specific subsidiaries with the IRS, the Company has received refunds for those specific periods; however, as the process of settling and concluding on other periods and subsidiaries is not yet completed, the potential exists for related penalties and interest. No payments have been made by the Company in fiscal 2011 or 2010, but as disclosed in the footnotes to the Financial Statements, a liability of $1.3 million is recorded at September 30, 2011. No payments were made during the quarter ended December 31, 2011. Management believes that the ultimate resolution of these remaining payroll tax matters will not have a significant adverse effect on its financial position or future results of operations. The Company's intention is that it will, in due course, seek to negotiate a mutually satisfactory payment plan with the IRS, but there is no assurance that it would be successful in doing so and the Company's future cash flows and liquidity could therefore be materially affected by this matter.

We have a substantial amount of goodwill on our balance sheet. Future write-offs of goodwill may have the effect of decreasing our earnings or increasing our losses.

        We have previously obtained growth through acquisitions of other companies and businesses. Under existing accounting standards, we are required to periodically review goodwill and indefinite life intangible assets for possible impairment. In the event that we are required to write down the value of any assets under these pronouncements, it may materially and adversely affect our earnings. As of September 30, 2011, we had $8.6 million of goodwill, which represents the excess of the total purchase price of our acquisition over the fair value of the net assets acquired. As permitted, we do not amortize goodwill deemed to have an indefinite useful life. Impairment, for goodwill deemed to have an indefinite life, exists if the net book value of the goodwill asset equals or exceeds its fair value. As required, we performed our annual review for impairment during the fourth quarter of fiscal year 2011 by performing a fair value analysis of DLH Solutions. The fair value analysis was completed with the assistance of independent outside valuation professionals. For the purposes of this analysis, our estimates of fair value are based on the income approach, which estimates the fair value of the DLH Solutions unit based on the probability-weighted future discounted cash flows. Based on the results of the work performed, the Company has concluded that no impairment loss was warranted at September 30, 2011. Additional impairment analyses may be performed to determine if indicators of impairment are present, and if so, such amount will be determined and the associated charge will be recorded to the consolidated statement of operations. Although it does not affect our cash flow, an impairment charge to earnings has the effect of decreasing our earnings or increasing our losses, as the case may be. If we are required to record goodwill impairment charges, our stock price could also be adversely affected.

We have a significant amount of net operating loss carry forwards which we may not be able to utilize in certain circumstances and which might be adversely impacted by the results of the rights offering.

        At September 30, 2011, we had net operating losses, or NOLs, of approximately $38.2 million and $26.2 million for U.S. and state tax return purposes, respectively, and unutilized tax credits approximate $1.1 million. Under Section 382 of the Internal Revenue Code, following an "ownership change," special limitations apply to the use by a "loss corporation" of its: (i) NOL carry forwards arising before the ownership change; and (ii) net unrealized built-in losses (if such losses existed immediately before the ownership change and exceed a statutory threshold amount) recognized during the five years following the ownership change. As a result of previous business combinations and changes in ownership, there is a substantial amount of U.S. NOLs that are subject to annual limitations on utilization. Our U.S. NOLs begin to expire in 2021 and continue to expire through 2031.

        Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an "ownership change" to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. Section 382 of the Internal Revenue Code generally provides that following the occurrence of an "ownership change", certain tax attributes of a loss corporation will have limited ability to offset taxable income in the post change period. An ownership change generally occurs if there has been a 50 percentage point increase in the stock of the loss corporation stock which is held certain shareholders or groups of shareholders known as "5% shareholders." This testing is done at various points in time by comparing the percentage of the loss company stock at a particular point in time (a "Testing Date") with the lowest percentage held by that shareholder in the three year period preceding that Testing Date. The issuance of shares pursuant to the exercise of the Company's subscription rights will be a Testing Date for Section 382 purposes.

        It is possible that as a result of the result of subscriptions in rights offering, or future transactions with 5% shareholders, that there may be deemed a change of control under Section 382 in which event the Company's ability to utilize NOLs may be limited or lost.

Risks Relating To Our Revolving Credit Line

Our credit facility is secured by a lien on substantially all of our assets and if we are unable to make the scheduled principal and interest payments on the facility or maintain compliance with other debt covenants, we may default on the facility.

        On July 29, 2010, DLH Solutions entered into a Loan and Security Agreement (the "Loan Agreement") with Presidential Financial Corporation (the "Lender"). Under the Loan Agreement, the Lender agreed to provide a two (2) year loan and security facility to DLH Solutions in an aggregate amount of up to $1.5 million, upon the further terms and subject to the conditions of the Loan Agreement. In November 2010, the Lender agreed by means of an amendment to the Loan Agreement to increase the maximum amount available under the facility from $1.5 million to $2.5 million and in February 2011, we entered into a further amendment to the Loan Agreement pursuant to which the Lender agreed to further increase our maximum availability under the Loan Agreement from $2.5 million to $3.0 million and provide for an unbilled receivable facility within the limits of the Loan Agreement. An interest rate premium of 2% is payable in respect of any advances secured by unbilled accounts receivable, which are subject to a sub-facility limit of $500,000 and an advance rate of 75%. The loan is secured by a security interest and lien on all of DLH Solutions' accounts, account deposits, letters of credit and investment property, chattel paper, furniture, fixtures and equipment, instruments, investment property, general intangibles, deposit accounts, inventory, other property, all proceeds and products of the foregoing (including proceeds of any insurance policies and claims against third parties for loss of any of the foregoing) and all books and records related thereto. DLH Solutions' ability to request loan advances under the Loan Agreement is subject to: (i) computation of DLH Solutions' advance availability limit based on "eligible accounts receivables" (as defined in the Loan Agreement) multiplied by the "Accounts Advance Rate" established by the Lender which initially shall be 85% and may be increased or decreased by the Lender in exercise of its discretion; and (ii) compliance with the covenants and conditions of the loan. The loan was originally for a term of 24 months and after giving effect to the February 2011 amendment, which also extended the term of the Loan Agreement by 12 months, will mature on July 29, 2013. At December 31, 2011 the amount of unused availability under the line was $438,000 and the amount outstanding was $1,832,000.

        Interest on the loan initially accrued on the daily unpaid balance of the loan advances secured by billed receivables at the greater of one point ninety-five percent (1.95%) above the Prime Rate (as published in The Wall Street Journal from time to time) or at the rate of three point two-five percent (3.25%) per annum. The interest rate at September 30, 2011 was 5.20%. However, pursuant to the February 2011 amendment, the Company agreed with the Lender to adjust the rate of interest chargeable under the Loan and Security Agreement to be the greater of: (a) 3.25% or (b) (i) 1.95% above the Wall Street Journal Prime rate on the accounts receivable portion of the credit line; and (ii) 3.95% above the Wall Street Journal Prime rate on the unbilled accounts portion. In addition, DLH Solutions will pay certain other related fees and expense reimbursements including a monthly service charge of 0.65% based on the average daily loan balance which shall accrue daily and be due and payable on the last day of each month so long as the Loan Agreement is outstanding.

        The Loan Agreement requires compliance with customary covenants and contains restrictions on the Company's ability to engage in certain transactions. Among other matters under the loan agreement, we may not, without consent of the Lender, (i) merge or consolidate with another entity, form any new subsidiary or acquire any interest in a third party; (ii) acquire any assets except in the ordinary course of business; (iii) enter into any transaction outside the ordinary course of business; (iv) sell or transfer collateral; (v) make any loans to, or investments in, any affiliate or enter into any transaction with an affiliate other than on an arms-length basis; (vi) incur any debt outside the ordinary course of business; (vii) pay or declare any dividends or other distributions; or (viii) redeem, retire or purchase any of our equity interests exceeding $50,000. In addition, the Loan Agreement requires DLH Solutions to maintain a minimum tangible net worth of at least $1,000,000 on a trailing 12-month basis. Further, without the consent of the Lender, the Company is also restricted from making any payments in respect of other outstanding indebtedness. The Lender may terminate the Loan Agreement at any time upon 60 days written notice after February 29, 2012, which date has subsequently been amended to December 31, 2012 and the Loan Agreement provides for customary events of default following which the Lender may, at its option, terminate the loan agreement and accelerate the repayment of any amount outstanding. The defined events of default include, among other things, a material adverse change in the Company's circumstances, or if the Lender deems itself insecure in the ability of the Company to repay its obligations, or as to the sufficiency of the collateral.

        As part of the February 2011 amendment, the Lender also agreed to waive the Company's non-compliance with the covenant under the Loan Agreement to furnish them with a copy of DLH Solutions' financial statements within 90 days after the end of its fiscal year. In addition to granting this waiver, the Lender also agreed to modify this covenant to require that the Company provide them, within 90 days after the end of each fiscal year, audited consolidated financial statements of the Company and its subsidiaries as of the end of such fiscal year and, in addition, at the same time, furnish consolidating income statement and balance sheet schedules, including a reconciliation with DLH Solutions' financial information.

        Availability of funds under the Presidential Financial line of credit is directly related to the successful assignment of certain accounts receivable. Certain government accounts of DLH Solutions are required to execute "Acknowledgements of Assignment." There can be no assurance that every DLH Solutions government account will execute the documentation to effectuate the assignment and secure availability. The failure of government customers to sign the required documentation could result in a decrease in availability under the existing line of credit.

Our customers make payments directly to a bank account controlled by our Lender over which we have no control and which is used to pay down our loans. As a result our access to cash resources is substantially at the discretion of our lender and could cease in the event of a default on our loan agreement.

        Our customers make payments directly to a bank account controlled by our Lender over which we have no control and which is used to pay down our loans. As a result our access to cash resources is substantially at the discretion of our lender and could cease in the event of a default on our loan agreement.

USE OF PROCEEDS

        Although the actual amount will depend on participation in the rights offering, we expect that the gross proceeds from the rights offering will be approximately $4,200,000. We estimate our offering expenses to be approximately $200,000. We intend to use the proceeds of the rights offering to strengthen our balance sheet as we compete for larger contract awards and provide for additional liquidity for working capital and general corporate purposes.

CAPITALIZATION

        The following table describes capitalization as of December 31, 2011, on an actual basis and as adjusted to give effect to the rights offering, assuming gross proceeds from the rights offering of $4,200,000 million and before deducting the estimated offering expenses of $200,000. As adjusted balances are subject to change based upon final participation in the rights offering. You should read this table together with the information under the heading "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our unaudited consolidated financial statements and related notes and other financial information in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 incorporated into this prospectus by reference.

	As of December 31, 2011
	Actual	As Adjusted
	(Unaudited) $	(Unaudited) $
Cash and cash equivalent	477
Current Liabilities
Bank loan payable	1,832
Notes payable	711
Current portion of capital lease obligations	6
Accrued payroll	10,269
Accounts payable	2,425
Accrued expenses and other current liabilities	1,822
Liabilities from discontinued operation	218

Total current liabilities	17,283

Total liabilities	17,618

Shareholders' Equity
Preferred stock, $.10 par value; authorized 5,000 shares; none issued and outstanding	—
Common stock, $.001 par value; authorized 40,000 shares; issued 6,077 at December 31, 2011 and 6,023 at September 30, 2011, outstanding 6,075 at December 31, 2011 and 6,021 at September 30, 2011	6
Additional paid-in capital	71,158
Accumulated deficit	(65,805)
Treasury stock, 2 shares at cost at December 31, 2011 and September 30, 2011	(24)

Total shareholders' equity	5,335

Total Capitalization	$22,953

 DILUTION

        Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At December 31, 2011, we had a net tangible book value of approximately $            , or $            per share of our common stock. After giving effect to the sale of                    shares of our common stock in the rights offering and assuming the sale of the total gross amount of shares for gross proceeds of $4,200,000, and after deducting transaction and offering expenses, the pro forma net tangible book value at December 31, 2011, attributable to common stockholders would have been $            , or $            per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $            . The following table illustrates this per share dilution.

Subscription Price		$
Net tangible book value per share at December 31, 2011, before the rights offering	$
Net increase in pro forma tangible book value per share attributable to the rights offering	$
Pro forma net tangible book value per share after giving effect to the rights offering		$
Dilution in pro forma net tangible book value per share to purchasers		$

THE RIGHTS OFFERING

The Subscription Rights

        We are distributing, at no charge, to the record holders of our shares of common stock as of April 10, 2012, the record date, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $            per share. The subscription rights will entitle the holders of our common stock to purchase approximately                        shares of our common stock.

        Each eligible holder of record of shares of our common stock will receive one subscription right for            shares of common stock owned by such holder as of 5:00 p.m., New York time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

        We intend to keep the rights offering open until      , 2012, unless our board of directors, in its sole discretion, extends such time.

Basic Subscription Privilege

        With your basic subscription privilege, each right entitles you to purchase                        shares of our common stock, upon delivery of the required documents and payment of the subscription price of $        per share, prior to the expiration of the rights offering. You will receive one subscription right for each share of our common stock you owned as of 5:00 p.m., New York time, on the record date. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

        We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription Privilege

        If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each person property exercising the over-subscription privilege in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this pro rata allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been fulfilled, whichever occurs earlier.

        The Company has implemented a limitation upon the subscription rights in the over-subscription privilege which may be exercised by the subscribers in the rights offering. As a condition to the rights offering, and by signing the Election To Purchase, the subscriber understands and agrees that:

  •
  the subscriber shall not have the right to purchase in the over-subscription privilege more than a number of shares in excess of the number of shares of Common Stock beneficially owned by such subscriber as of the Record Date; and

  •
  the Company shall have the right to instruct the Subscription Agent to reduce the amount of any over-subscription exercise in excess of the limitation set forth above.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

        We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

        To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Delivery of Shares of Common Stock Acquired in the Rights Offering

        If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, you will not receive stock certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

        Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements, our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

        After weighing the factors discussed above and the effect of the $4,000,000 in additional capital, after $200,000 of estimated expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in the best interests of the Company and its stockholders. Although we believe that the rights offering will strengthen our financial condition, the board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Effect of Rights Offering on Existing Stockholders

        The ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Method of Exercising Subscription Rights

        The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

  Subscription by Registered Holders

        If you hold certificates of shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below in this section under the heading "Subscription Agent," prior to the expiration of the rights offering.

  Subscription by DTC Participants

        We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

  Subscription by Beneficial Owners

        If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

        If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time,                         , 2012 expiration date we have established for the rights offering.

Payment Method for Registered Holders

        As described in the instructions accompanying the rights certificate, payments must be made in full in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in this section under the heading "Subscription Agent."

        Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

        You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO TEAMSTAFF. Except as described below under "—Guaranteed Delivery Procedures," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

        The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

        Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Program Medallion Signature Program or the Stock Exchange Medallion Program, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

        If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

        The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on                 , 2012, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

        The subscription price was determined by our board of directors. Factors considered by our board of directors included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

        We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

        We reserve the right to withdraw the rights offering prior to the expiration of the rights offer for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

        The subscription agent for this offering is Continental Stock Transfer & Trust Co. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments should be mailed or delivered is:

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place—8th Floor
New York, NY 10004

        You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on                        , 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

        We have appointed Continental Stock Transfer & Trust Company as information agent for the rights offering. Any questions regarding the Teamstaff rights offering or requests for additional copies of documents may be directed to Continental Stock Transfer & Trust Company, Atten: Chiley Holder, Proxy Fulfillment Services at (212) 845-3294, Monday through Friday (except bank holidays), between 9:00 a.m. and 6:00 p.m., New York time.

Fees and Expenses

        We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fractional Shares

        We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.

Medallion Guarantee May Be Required

        Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

  •
  you are an eligible institution.

        You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

  •
  Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

  •
  Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.

  •
  New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

        If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

        If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

        If you do not hold certificates for shares of our common stock, you are a beneficial owner of our shares of our common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

        You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on                        , 2012.

        If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Guaranteed Delivery Procedures

        If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

  •
  deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under "—Payment Method,"

  •
  deliver to the subscription agent prior to the expiration of the rights offering the form entitled "Notice of Guaranteed Delivery," and

  •
  deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

        Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the "Form of Instructions for Use of Teamstaff Subscription Rights Certificates," which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

        In your Notice of Guaranteed Delivery, you must provide:

  •
  your name;

  •
  the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

  •
  your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

        You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under "—Subscription Agent." Eligible institutions may also alternatively transmit a Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (      )         -        .

        The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Chiley Holder at Continental Stock Transfer & Trust Company, Proxy Fulfillment Services at 212-845-3294, to request additional copies of the form of Notice of Guaranteed Delivery.

Sale of Subscription Rights Through a Broker

        If you are a beneficial owner of shares of common stock on the record date or will receive your subscription rights through a broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York time, on                         , 2012, the last business day prior to the                        , 2012 expiration date of this rights offering.

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment has been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Stockholder Rights

        You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Stockholders

        We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration of the rights offering of their exercise of such rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

Standby Purchase Agreement

        The following description of the standby purchase agreement with Wynnefield Capital summarizes all of the material terms of the standby purchase agreement. Execution of the standby purchase agreement by Wynnefield Capital and the Company is subject to definitive pricing of the shares in this rights offering to be determined by a special pricing committee of the Board of Directors of Teamstaff and other usual and customary closing conditions. A form of the definitive standby purchase agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read the entire document. For purposes of this discussion, we sometimes refer to Wynnefield Capital (and any affiliated assignee) as the standby purchaser.

        Conditions to Closing.    The standby purchase agreement provides that the obligations of Wynnefield Capital to complete the purchase of our common stock are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

  •
  The respective representations and warranties of TeamStaff must be true and correct in all material respects as of the date of the standby purchase agreement and as of the closing date of the stock offering;

  •
  Subsequent to the execution and delivery of the standby purchase agreement and prior to the closing date, there must not have been any material adverse effect on Teamstaff (as defined in the agreement);

  •
  As of the closing date, there must not have been a market adverse effect (as defined in the standby purchase agreement);

  •
  We must have obtained any required federal, state and regulatory approvals for the rights offering on conditions reasonably satisfactory to us;

  •
  The Prospectus shall contain appropriate disclosure and the rights subscription agreement must provide restrictions that no shareholder shall have the right to purchase in the over subscription privilege an amount in excess of 100% of the number of shares owned by such shareholder on the record date;

  •
  Teamstaff shall have executed a registration rights agreement in form and substance satisfactory to Wynnefield Capital providing for the registration for resale under the Securities Act of the shares obtained by Wynnefield Capital in connection with the rights offering and under the agreement, as well as all other shares of Common Stock owned by Wynnefield Capital; and

  •
  As of the closing date, the parties have satisfied the usual and customary closing conditions set forth in the standby purchase agreement, including delivery to the standby purchaser of an opinion of counsel to TeamStaff.

        Under the standby agreement a "material adverse effect" means an event or occurrence which has a material adverse effect on the financial condition, or on the earnings, financial position, shareholders' equity, operations, assets, results of operations, regulatory compliance or business of Teamstaff and its subsidiaries taken as a whole; provided that the meaning shall exclude any changes from general economic, industry, market or competitive conditions or changes in laws, rules or regulations generally affecting persons in our industry.

        The obligations of TeamStaff to complete the common stock sale to the standby purchaser are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

  •
  The representations and warranties of the standby purchaser must be true and correct in all material respects as of the date of the standby purchase agreement and as of the closing date of the stock offering; and

  •
  The standby purchaser confirming its agreement that the shares being purchased by it deemed "restricted securities" under the Securities Act.

        The respective obligations of Teamstaff and Wynnefield Capital to complete the offering to standby purchaser are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

  •
  No judgment, injunction, decree, regulatory proceeding or other legal restraint must prohibit, or have the effect of rendering unachievable, the consummation of the rights offering or the sale of stock to the standby purchaser;

  •
  No stop order suspending the effectiveness of the registration statement may have been issued and no proceeding for that purpose may have been initiated or threatened by the Commission; and

  •
  The shares of common stock to be issued by Teamstaff must have been authorized for listing on the Nasdaq Capital Market.

  Terminating the Standby Purchase Agreement.

        The standby purchase agreement may be terminated at any time prior to the closing date by the standby purchaser by written notice to Teamstaff if there is a material adverse effect or a market adverse effect that is not cured within a cure period of 21 days, provided that the right to terminate the agreement after the occurrence of each material adverse effect or a market adverse effect, which has not been cured within the cure period, will expire seven days after the expiration of the cure period.

        The standby purchase agreement may be terminated by Teamstaff or by the standby purchaser by written notice to the other party:

  •
  At any time prior to the closing date, if there is a material breach of the agreement by the other party that is not cured within 15 days after the non-breaching party has delivered written notice to the breaching party of the breach;

  •
  At any time after July 30, 2012, unless the closing has occurred prior to such date; and

  •
  Consummation of the offering to the standby purchaser is prohibited by law, rule or regulation.

        The standby purchase agreement may be terminated by Teamstaff in the event it determines that it is not in the best interests of Teamstaff and its shareholders to go forward with the rights offering.

        We have also agreed in principle to enter the terms of a registration rights agreement with Wynnefield Capital whereby we have agreed, at our cost and expense, to register for resale under the Securities Act of 1933, all shares of common stock beneficially owned by Wynnefield Capital, including shares purchased by Wynnefield Capital in the rights offering. We have agreed to file a registration statement with the SEC within 90 days of closing of the rights offering.

No Revocation or Change

        Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Material U.S. Federal Income Tax Consequences

        For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see "Material U.S. Federal Income Tax Consequences."

Listing

        The subscription rights are not transferable, and we will not apply for listing of such rights on the Nasdaq Stock Market. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the Nasdaq Stock Market under the symbol "TSTF." The last reported sales price of our common stock on the Nasdaq Stock Market on April 25, 2012 the last practicable date before the filing of this prospectus, was $1.70. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Outstanding Shares of Common Stock after the Rights Offering

        As of April 25, 2012, the last practicable date before the filing of this prospectus, 6,074,933 of our shares of common stock were issued and outstanding and there were no rights to purchase shares of our common stock outstanding. Assuming no other transactions by us involving shares of our common stock, and no options or other convertible securities for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional                    of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of                    shares of common stock outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

        This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a "straddle," "hedge," "constructive sale" or "conversion transaction," persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.

        This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. Holder.

        We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

        You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

  •
  An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

  •
  A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

  •
  An estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

        ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT'S PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

  Receipt of Subscription Rights

        Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such stockholder's proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. For purposes of the above, "stockholder" includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder.

  Tax Basis in the Subscription Rights

        If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

        However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

  Exercise of Subscription Rights

        Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

  Expiration of Subscription Rights

        If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

  Sale or Other Disposition of Subscription Rights

        If you sell or otherwise dispose of your subscription rights prior to the expiration date, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property you receive and your tax basis, if any, in the subscription rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

Taxation of Shares of Common Stock

  Distributions

        Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.

  Dispositions

        If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

  New Legislation Relating to Foreign Accounts

        Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation.

  Health Care and Reconciliation Act of 2010

        On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number ("TIN"), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

        Our common stock trades on the Nasdaq Capital Market under the symbol "TSTF". The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the Nasdaq Stock Market. The market prices set forth below may not be indicative of the future value of our common stock.

	Low $	High $
Fiscal Year Ended September 30, 2010
First Quarter	0.63	1.52
Second Quarter	0.75	1.30
Third Quarter	0.50	1.00
Fourth Quarter	0.50	0.68

	Low $	High $
Fiscal Year Ended September 30, 2011
First Quarter	0.50	0.60
Second Quarter	0.36	0.60
Third Quarter	0.46	1.36
Fourth Quarter	0.99	2.95
First Quarter Ended December 31, 2011	1.86	2.00

        On April 25, 2012, the last practicable date before the filing of this prospectus, the last reported sales price of our common stock on the Nasdaq Capital Market was $1.70 per share. As of April 10, 2012, there were approximately 195 holders of record.

Dividend Policy

        The Company has not declared any cash dividends on its common stock since its inception and has no intention of paying any cash dividends on its common stock in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock, as set forth in our amended and restated certificate of incorporation, consists of 40,000,000 shares of common stock, par value $0.001 per share, and shares of preferred stock, par value of $0.10 per share. As of the record date of April 10, 2012 and as of the date of this prospectus, there were 6,074,933 shares of common stock issued and outstanding.

        All of our existing stock is, and the shares of common stock being offered by us in this offering will be, upon payment therefore, validly issued, fully paid and non-assessable. This discussion set forth below describes the material terms of our capital stock, restated certificate of incorporation and amended and restated bylaws as will be in effect upon completion of this offering.

Common Stock

        The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. For the purposes of a shareholder meeting a majority of the outstanding shares of our common stock constitutes a quorum. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Preferred Stock

        Our certificate of incorporation authorizes the issuance of shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. We do not have any issued or authorized shares or classes of preferred stock as of the date of this prospectus. No shares of preferred stock are being issued or registered in this offering, and no shares of preferred stock will be outstanding upon the completion of this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Any preferred stock that we issue could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Anti-Takeover Effects of Our Restated Certificate of Incorporation and Amended and Restated Bylaws and New Jersey Law

        The following is a description of certain provisions of the New Jersey Business Corporation Act, our restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the New Jersey Business Corporation Act, and our restated certificate of incorporation and amended and restated bylaws.

The New Jersey Shareholders' Protection Act

        We are subject to the New Jersey Shareholders' Protection Act, Section 14A:10A of the New Jersey Business Corporation Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years from the date the stockholder acquires the corporation's stock unless the corporation's board of directors approved the combination prior to the stockholder becoming an interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder unless (i) the combination is approved by the board of directors prior to the interested stockholder's stock acquisition date, (ii) the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder at a meeting called for such purpose or (iii) the combination meets minimum financial terms specified by the statute.

        An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation or any affiliate or associate of the corporation who within the prior five year period has at any time directly or indirectly owned 10% or more of the voting power of the then outstanding stock of the corporation. The term "business combination" is defined broadly to include, among other things:

  •
  the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,

  •
  the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested stockholder or any affiliate or associate of the interested stockholder who has 10% or more of the corporation's assets, or

  •
  the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the outstanding stock of the corporation.

        The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "squeezed out" after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute generally applies to corporations that are organized under New Jersey law and which have either, as of the date that the interested stockholder first becomes an interested stockholder of the corporation, their principal executive offices or significant business operations located in New Jersey. The statute contains an exemption for rights offerings. However, unless a corporation's certificate of incorporation provides otherwise, which ours does not, the statute does not apply to any business combination with an interested stockholder if the corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the SEC under the Exchange Act on that interested stockholder's stock acquisition date.

Certificate of Incorporation and Bylaws

        Certain provisions of our restated certificate of incorporation and amended and restated bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what our board of directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights.

        However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

        Classified Board of Directors.    Our restated certificate of incorporation provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of preferred stock, if any). As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay shareholders who approve of the policies of our board of directors from electing a majority of our board of directors for two years.

        Indemnification.    We have included in our restated certificate of incorporation and amended and restated bylaws provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the New Jersey Business Corporation Act and (ii) indemnify our directors and officers to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

        Amendments to Certificate of Incorporation.    The provisions of our restated certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission either by (i) our board of directors without the assent or vote of our shareholders or (ii) the affirmative vote of the holder of not less than two-thirds of the outstanding shares of voting securities, depending on the subject provision. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our restated certificate of incorporation.

        Amendments to Bylaws.    Our restated certificate of incorporation and our amended and restated bylaws provide that our amended and restated bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by (i) our board of directors without the assent or vote of our shareholders or (ii) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our amended and restated bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from further amending our bylaws.

PLAN OF DISTRIBUTION

        On or about                                        , 2012, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on April 10, 2012. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent Continental Stock Transfer & Trust Co., at the following address:

Continental Stock Transfer & Trust Co.
Attn: Reorganization Department
17 Battery Place—8th Floor
New York, NY 10004

        For more information, see the section of this prospectus entitled "The Rights Offering." If you have any questions, you should contact the Information Agent, Continental Stock Transfer & Trust Co., Attn: Chiley Holder, at (212) 845-3294.

        We do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock underlying the rights.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC's website at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

        We maintain an Internet site at www.dlhcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

        This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC's website at www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

        We have appointed Continental Stock Transfer & Trust Company as the information agent for the rights offering. Any questions regarding the TeamStaff's rights offering or requests for additional copies of documents may be directed to Continental Stock Transfer & Trust Company, Attn: Chiley Holder at (212) 845-3294, Monday through Friday (except bank holidays), between 9:00 a.m. and 6:00 p.m., New York time.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended September 30, 2011;

  •
  our Current Report on Form 8-K filed on October 4, 2011;

  •
  our Current Report on Form 8-K filed on November 23, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011;

  •
  our Proxy Statement filed with the SEC on January 12, 2012;

  •
  our Current Report on Form 8-K dated February 21, 2012; and

  •
  Form 8-A filed on April 27, 1990.

        Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Teamstaff, Inc., c/o Chief Financial Officer at 1776 Peachtree Street NW, Suite 3005, Atlanta, GA 30309 (678) 935-1520. Copies of these filings are available at no cost on our website, www.teamstaff,com or from the SEC through the SEC's website at the web address provided under the heading "Where You Can Find More Information." Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        You should rely only on the information in our prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offering is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

LEGAL MATTERS

        Certain legal matters in connection with any offering of securities by this prospectus will be passed upon for us by Becker-Poliakoff LLP. Mr. Victor DiGioia, a partner in the firm of Becker-Poliakoff LLP, holds 51,020 of our Common Stock and will be eligible to participate in the rights offering upon the same terms and conditions as other beneficial owners of our common stock.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2011, have been so incorporated in reliance on the report of WithumSmith & Brown, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$481.32
Legal fees and expenses*	$154,700
Printing fees and expenses*	$15,000
Accounting fees and expenses*	$5,000
Subscription and information agent fees and expenses*	$15,000
Miscellaneous fees and expenses*	$9,818.68
Total	$200,000

*
Estimated

Item 15.    Indemnification of Directors and Officers.

        The Company has entered into indemnification agreements with each of its directors. The indemnification agreements require the Company, among other things, to indemnify each director to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of the director's service as a director of the Company or of another company at the request of the Company.

Item 16.    List of Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among TeamStaff, Inc., TeamSub, Inc and BrightLane.com, Inc., dated as of March 6, 2001, as amended by Amendment No. 1 dated as of March 21, 2001 and Amendment No. 2 dated as of April 6, 2001 (filed as Appendix A to the Proxy Statement/prospectus filed on August 7, 2001, SEC File no. 333-61730, as part of Registrant's Registration Statement on Form S-4).

2.2.1	Form of Asset Purchase Agreement between TeamStaff, Inc and Gevity HR, Inc. dated as of November 14, 2003 (filed as Exhibit 2 to Form 8-K dated November 14, 2003).

2.3	Asset Purchase Agreement, dated as of January 29, 2008, by and among Temps, Inc., TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 5, 2008).

2.4	Asset Purchase Agreement, dated as of December 28, 2009, by and among Advantage RN, LLC, TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 30, 2009).

3.1	Amended and Restated Certificate of Incorporation (filed as Exhibit A to Definitive Proxy Statement dated May 1, 2000 as filed with the Securities and Exchange Commission).

3.2	Amended By-Laws of Registrant adopted as of May 15, 2001 (filed as Exhibit 3.4 to the Registration Statement on Form S-4 File No. 333-61730).

3.3	Amended and restated By-Laws of Registrant adopted as of August 29, 2001 (filed as Exhibit 3.5 to the Registrant's Form S-3 filed on December 27, 2001).

Exhibit Number		Description
3.4		Amendment to By-Laws of Registrant adopted November 8, 2007 (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on November 13, 2007).

3.5		Amendment to Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit B to Definitive Proxy Statement dated March 13, 2008 as filed with the Securities and Exchange Commission).

4.1		Convertible Debenture issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.2		Convertible Debenture issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.3		Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.4		Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.5		Form of Subscription Rights Certificate*

4.6		Form of Subscription Agent Agreement by and between Teamstaff, Inc. and Continental Stock Transfer & Trust Company***

5.1	**	Opinion of Becker & Poliakoff, LLP

10.1		2000 Employee Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.2		2000 Non-Executive Director Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.3		Form of Stock Purchase Agreement dated as of April 6, 2001 between TeamStaff, Inc. and BrightLane.com, Inc. with respect to purchase of Series A Preferred Stock (filed as Exhibit 10.1 to Form 8-K dated April 6, 2001).

10.4		Form of Escrow Agreement between TeamStaff, Inc. and BrightLane Shareholders with respect to the placement of 150,000 shares into escrow by the BrightLane shareholders (filed as Appendix B to the proxy statement/prospectus filed on August 7, 2001 SEC File No. 333.61730).

10.5		Form of Asset Purchase Agreement by and among Nursing Innovations, Inc., Vitriarc, Inc., and William L. Booth and TeamStaff Rx, Inc. dated as of November 5, 2004 (filed as Exhibit 10.1 to the Form 8-K filed on November 18, 2004).

10.6		Form of Agreement for Sale of Goodwill dated as of November 5, 2004 by and between William Lee Booth and TeamStaff Rx, Inc. (filed as Exhibit 10.2 to the Form 8-K filed on November 18, 2004).

10.7		Form of Client Transfer Agreement as of November 14, 2004, by and among Nursing Innovations, Inc., Vitriarc, Inc., and William L. Booth and TeamStaff Rx Inc. (filed as Exhibit 10.3 to the Form 8-K filed on November 18, 2004).

10.8		Form of Employee Incentive Stock Option Certificate and Agreement (filed as Exhibit 10.13 to the Form 10-K filed on December 23, 2004).

Exhibit Number	Description
10.9	Form of Employee Non-Qualified Stock Option Certificate and Agreement (filed as Exhibit 10.14 to the Form 10-K filed on December 23, 2004).

10.10	Form of 2000 Director Plan Non-Qualified Stock Option Agreement (filed as Exhibit 10.15 to the Form 10-K filed on December 23, 2004).

10.11	Form of Lease for our business premises located at 18167 U.S. Highway 19N, Suite 400, Clearwater, Fl 33764 (filed as Exhibit 10.1 to Form 8-K dated February 29, 2005).

10.12	Form of Stock Purchase Agreement among TeamStaff, Inc. and the Shareholders of RS Staffing Services, Inc. dated as of May 26, 2005 (filed as Exhibit 10.1 to Form 8-K dated June 8, 2005).

10.12.1	Form of Note dated June 8, 2005 issued by TeamStaff, Inc. to Roger Staggs (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.12.2	Form of Note dated June 8, 2005 issued by Team Staff, Inc. to Barry Durham (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.13	Form of Lease dated as of November 18, 2005 between TeamStaff, Inc. and One Peachtree Pointe Associates, LLC (file as Exhibit 10.1 to the Form 10-Q filed on February 14, 2006).

10.14	Form Notice of Restricted Stock Bonus Award and Restricted Stock Agreement (filed as Exhibit 10.2 to the Form 10-Q filed on May 15, 2006).

10.15	Form of Asset Purchase Agreement, Exhibits and Schedules re: sale of DSI Payroll Services to CompuPay, Inc. (filed as Exhibit 10.1 to the Form 8-K filed on June 1, 2006).

10.16	Form of Director Stock Option Agreement for options granted September 1, 2006. (filed as Exhibit 10.26 to the Company's Form 10-K filed on December 21, 2006).

10.17	Lease, dated as of April 13, 2007, for our business premises located at 1 Executive Drive, Suite 130, Somerset, New Jersey (filed as Exhibit 10.1 to the Form 10-Q filed August 14, 2007).

10.18	Lease dated as of March 27, 2008 between TeamStaff Government Solutions, Inc. and West Walton Properties, Inc. (filed as Exhibit 10.1 to the Form 10-Q filed May 15, 2008).

10.19	Amended and Restated Loan and Security Agreement dated March 28, 2008 between TeamStaff, Inc. and Business Alliance Capital Company, a division of Sovereign Bank. (filed as Exhibit 10.2 to the Form 10-Q filed May 15, 2008).

10.20	Amended and Restated Revolving Credit Master Promissory Note dated March 28, 2008 between TeamStaff, Inc. and Business Alliance Capital Company, a division of Sovereign Bank. (filed as Exhibit 10.3 to the Form 10-Q filed May 15, 2008).

10.21	Modification Agreement dated as of January 8, 2010 between TeamStaff, Inc. and Sovereign Business Capital, Division of Sovereign Bank (filed as Exhibit 10.36 to Annual Report on Form 10-K filed on January 19, 2010.

10.22	Amended and Restated Revolving Credit Master Promissory Note dated January 8, 2010 between TeamStaff, Inc. and Sovereign Business Capital, Division of Sovereign Bank. (filed as Exhibit 10.37 to Annual Report on Form 10-K filed on January 19, 2010)

10.23	Employment Agreement between the Company and Zachary C. Parker, dated February 9, 2010 (filed as Exhibit 10.1 to Current Report on Form 8-K filed on February 11, 2010).

Exhibit Number		Description
10.24		Form of Stock Option Award under 2006 Long Term Incentive Plan (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q filed on February 16, 2010).

10.25	†	Loan and Security Agreement, dated as of July 29, 2010, between Teamstaff Government Solutions, Inc. and Presidential Financial Corporation (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.26		Secured Promissory Note, dated July 29, 2010, executed by TeamStaff Government Solutions, Inc.(filed as Exhibit 10.2 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.27		Corporate Guaranty Agreement, dated July 29, 2010, executed by TeamStaff, Inc. (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.28		Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on August 27, 2010).

10.29		Second Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on November 30, 2010).

10.30		Employment Agreement between the Company and John E. Kahn, dated September 22, 2010 (filed as Exhibit 10.33 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.31		Employment Agreement between the Company and John F. Armstrong, dated February 7, 2011 (filed as Exhibit 10.34 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.32		Third Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation, dated February 9, 2011 (filed as Exhibit 10.35 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.33		Form of Subscription Agreement (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.34		Form of Subscription Agreement (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.35		Form of Settlement Agreement dated as of July 22, 2011 (filed as Exhibit 10.1 to Current Report on Form 8-K dated July 28, 2011).

10.36		2006 Long Term Incentive Plan, as amended (filed as Exhibit A to the Proxy Statement dated July 18, 2011) with respect to the Annual Meeting of Shareholders held on August 18, 2011).

10.37		Debenture Purchase Agreement dated as of June 1, 2011 (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.38		Amendment to Employment Agreement between TeamStaff, Inc. and Zachary C. Parker (filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.39		Amendment to Employment Agreement between TeamStaff, Inc. and John E. Kahn (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

Exhibit Number		Description
10.40		Amendment to Employment Agreement between TeamStaff, Inc. and John F. Armstrong (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.41		Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP (filed as Exhibit 10.5 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.42		Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP I (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.43		Employment Agreement between TeamStaff, Inc. and Kevin Wilson (filed as Exhibit 10.1 to Current Report on Form 8-K dated October 4, 2011).

10.44		Fourth Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation dated November 30, 2011 (filed as Exhibit 10.44 to Annual Report on Form 10-K for the fiscal year ended September 30, 2011).

10.45	*	Form of Standby Purchase Agreement between TeamStaff, Inc. and Wynnefield Capital, Inc.

14		Code of Ethics (Exhibit 14.1 to Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

21		Subsidiaries of Registrants Exhibit 21 to Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

23.1	*	Consent of WithumSmith+Brown, PC.

23.2	**	Consent of Becker & Poliakoff, LLP (included a part of Exhibit 5.1).

24	*	Power of Attorney (included on signature page to this Registration Statement).

99.1		Form of Instructions as to use of Subscription Rights Certificates.*

99.2		Form of Notice of Guaranteed Delivery.***

99.3		Form of Letter to Stockholders who are Record Holders.***

99.4		Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.***

99.5		Form of Letter to Clients of Nominee Holders.***

99.6		Form of Notice of Tax Information.*

†
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

*
Exhibits designated with an asterisk are filed herewith.

**
To be filed by amendment.

***
Previously filed

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

  (7)
  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be offered to the public. If any public offering of the securities is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES TO FORM S-1

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, on April 26, 2012.

TEAMSTAFF, INC.
By:	/s/ ZACHARY C. PARKER Zachary C. Parker President, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ T. STEPHEN JOHNSON * T. Stephen Johnson	Director	April 26, 2012
/s/ PETER BLACK * Peter Black	Director	April 26, 2012
/s/ FREDERICK G. WASSERMAN * Frederick G. Wasserman	Director	April 26, 2012
/s/ WILLIAM H. ALDERMAN * William H. Alderman	Director	April 26, 2012
/s/ MARTIN J. DELANEY * Martin J. Delaney	Director	April 26, 2012
/s/ ZACHARY C. PARKER Zachary C. Parker	Director, Chief Executive Officer and President	April 26, 2012
/s/ JOHN E. KAHN John E. Kahn	Chief Financial Officer and Principal Accounting Officer	April 26, 2012
*
The undersigned, pursuant to a power of attorney executed by each of the officer and director above and previously filed with the Securities and Exchange Commission, by signed his name hereby, does hereby sign and deliver this Registration Statement on Form S-1 on behalf of each of the persons noted above in the capacities indicated.

/s/ ZACHARY C. PARKER Zachary C. Parker As Attorney-in-Fact

EXHIBIT INDEX

Exhibit

Exhibit Number		Description
2.1		Agreement and Plan of Merger by and among TeamStaff, Inc., TeamSub, Inc and BrightLane.com, Inc., dated as of March 6, 2001, as amended by Amendment No. 1 dated as of March 21, 2001 and Amendment No. 2 dated as of April 6, 2001 (filed as Appendix A to the Proxy Statement/prospectus filed on August 7, 2001, SEC File no. 333-61730, as part of Registrant's Registration Statement on Form S-4).

2.2.1		Form of Asset Purchase Agreement between TeamStaff, Inc and Gevity HR, Inc. dated as of November 14, 2003 (filed as Exhibit 2 to Form 8-K dated November 14, 2003).

2.3		Asset Purchase Agreement, dated as of January 29, 2008, by and among Temps, Inc., TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 5, 2008).

2.4		Asset Purchase Agreement, dated as of December 28, 2009, by and among Advantage RN, LLC, TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 30, 2009).

3.1		Amended and Restated Certificate of Incorporation (filed as Exhibit A to Definitive Proxy Statement dated May 1, 2000 as filed with the Securities and Exchange Commission).

3.2		Amended By-Laws of Registrant adopted as of May 15, 2001 (filed as Exhibit 3.4 to the Registration Statement on Form S-4 File No. 333-61730).

3.3		Amended and restated By-Laws of Registrant adopted as of August 29, 2001 (filed as Exhibit 3.5 to the Registrant's Form S-3 filed on December 27, 2001).

3.4		Amendment to By-Laws of Registrant adopted November 8, 2007 (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on November 13, 2007).

3.5		Amendment to Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit B to Definitive Proxy Statement dated March 13, 2008 as filed with the Securities and Exchange Commission).

4.1		Convertible Debenture issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.2		Convertible Debenture issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.3		Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.4		Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.5		Form of Subscription Rights Certificate*

4.6		Form of Subscription Agent Agreement by and between Teamstaff, Inc. and Continental Stock Transfer & Trust Company***

5.1	**	Opinion of Becker & Poliakoff, LLP

10.1		2000 Employee Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

Exhibit Number	Description
10.2	2000 Non-Executive Director Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.3	Form of Stock Purchase Agreement dated as of April 6, 2001 between TeamStaff, Inc. and BrightLane.com, Inc. with respect to purchase of Series A Preferred Stock (filed as Exhibit 10.1 to Form 8-K dated April 6, 2001).

10.4	Form of Escrow Agreement between TeamStaff, Inc. and BrightLane Shareholders with respect to the placement of 150,000 shares into escrow by the BrightLane shareholders (filed as Appendix B to the proxy statement/prospectus filed on August 7, 2001 SEC File No. 333.61730).

10.5	Form of Asset Purchase Agreement by and among Nursing Innovations, Inc., Vitriarc, Inc., and William L. Booth and TeamStaff Rx, Inc. dated as of November 5, 2004 (filed as Exhibit 10.1 to the Form 8-K filed on November 18, 2004).

10.6	Form of Agreement for Sale of Goodwill dated as of November 5, 2004 by and between William Lee Booth and TeamStaff Rx, Inc. (filed as Exhibit 10.2 to the Form 8-K filed on November 18, 2004).

10.7	Form of Client Transfer Agreement as of November 14, 2004, by and among Nursing Innovations, Inc., Vitriarc, Inc., and William L. Booth and TeamStaff Rx Inc. (filed as Exhibit 10.3 to the Form 8-K filed on November 18, 2004).

10.8	Form of Employee Incentive Stock Option Certificate and Agreement (filed as Exhibit 10.13 to the Form 10-K filed on December 23, 2004).

10.9	Form of Employee Non-Qualified Stock Option Certificate and Agreement (filed as Exhibit 10.14 to the Form 10-K filed on December 23, 2004).

10.10	Form of 2000 Director Plan Non-Qualified Stock Option Agreement (filed as Exhibit 10.15 to the Form 10-K filed on December 23, 2004).

10.11	Form of Lease for our business premises located at 18167 U.S. Highway 19N, Suite 400, Clearwater, Fl 33764 (filed as Exhibit 10.1 to Form 8-K dated February 29, 2005).

10.12	Form of Stock Purchase Agreement among TeamStaff, Inc. and the Shareholders of RS Staffing Services, Inc. dated as of May 26, 2005 (filed as Exhibit 10.1 to Form 8-K dated June 8, 2005).

10.12.1	Form of Note dated June 8, 2005 issued by TeamStaff, Inc. to Roger Staggs (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.12.2	Form of Note dated June 8, 2005 issued by Team Staff, Inc. to Barry Durham (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.13	Form of Lease dated as of November 18, 2005 between TeamStaff, Inc. and One Peachtree Pointe Associates, LLC (file as Exhibit 10.1 to the Form 10-Q filed on February 14, 2006).

10.14	Form Notice of Restricted Stock Bonus Award and Restricted Stock Agreement (filed as Exhibit 10.2 to the Form 10-Q filed on May 15, 2006).

10.15	Form of Asset Purchase Agreement, Exhibits and Schedules re: sale of DSI Payroll Services to CompuPay, Inc. (filed as Exhibit 10.1 to the Form 8-K filed on June 1, 2006).

Exhibit Number		Description
10.16		Form of Director Stock Option Agreement for options granted September 1, 2006. (filed as Exhibit 10.26 to the Company's Form 10-K filed on December 21, 2006).

10.17		Lease, dated as of April 13, 2007, for our business premises located at 1 Executive Drive, Suite 130, Somerset, New Jersey (filed as Exhibit 10.1 to the Form 10-Q filed August 14, 2007).

10.18		Lease dated as of March 27, 2008 between TeamStaff Government Solutions, Inc. and West Walton Properties, Inc. (filed as Exhibit 10.1 to the Form 10-Q filed May 15, 2008).

10.19		Amended and Restated Loan and Security Agreement dated March 28, 2008 between TeamStaff, Inc. and Business Alliance Capital Company, a division of Sovereign Bank. (filed as Exhibit 10.2 to the Form 10-Q filed May 15, 2008).

10.20		Amended and Restated Revolving Credit Master Promissory Note dated March 28, 2008 between TeamStaff, Inc. and Business Alliance Capital Company, a division of Sovereign Bank. (filed as Exhibit 10.3 to the Form 10-Q filed May 15, 2008).

10.21		Modification Agreement dated as of January 8, 2010 between TeamStaff, Inc. and Sovereign Business Capital, Division of Sovereign Bank (filed as Exhibit 10.36 to Annual Report on Form 10-K filed on January 19, 2010.

10.22		Amended and Restated Revolving Credit Master Promissory Note dated January 8, 2010 between TeamStaff, Inc. and Sovereign Business Capital, Division of Sovereign Bank. (filed as Exhibit 10.37 to Annual Report on Form 10-K filed on January 19, 2010)

10.23		Employment Agreement between the Company and Zachary C. Parker, dated February 9, 2010 (filed as Exhibit 10.1 to Current Report on Form 8-K filed on February 11, 2010).

10.24		Form of Stock Option Award under 2006 Long Term Incentive Plan (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q filed on February 16, 2010).

10.25	†	Loan and Security Agreement, dated as of July 29, 2010, between Teamstaff Government Solutions, Inc. and Presidential Financial Corporation (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.26		Secured Promissory Note, dated July 29, 2010, executed by TeamStaff Government Solutions, Inc.(filed as Exhibit 10.2 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.27		Corporate Guaranty Agreement, dated July 29, 2010, executed by TeamStaff, Inc. (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.28		Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on August 27, 2010).

10.29		Second Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on November 30, 2010).

10.30		Employment Agreement between the Company and John E. Kahn, dated September 22, 2010 (filed as Exhibit 10.33 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

Exhibit Number		Description
10.31		Employment Agreement between the Company and John F. Armstrong, dated February 7, 2011 (filed as Exhibit 10.34 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.32		Third Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation, dated February 9, 2011 (filed as Exhibit 10.35 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.33		Form of Subscription Agreement (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.34		Form of Subscription Agreement (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.35		Form of Settlement Agreement dated as of July 22, 2011 (filed as Exhibit 10.1 to Current Report on Form 8-K dated July 28, 2011).

10.36		2006 Long Term Incentive Plan, as amended (filed as Exhibit A to the Proxy Statement dated July 18, 2011) with respect to the Annual Meeting of Shareholders held on August 18, 2011).

10.37		Debenture Purchase Agreement dated as of June 1, 2011 (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.38		Amendment to Employment Agreement between TeamStaff, Inc. and Zachary C. Parker (filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.39		Amendment to Employment Agreement between TeamStaff, Inc. and John E. Kahn (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.40		Amendment to Employment Agreement between TeamStaff, Inc. and John F. Armstrong (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.41		Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP (filed as Exhibit 10.5 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.42		Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP I (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.43		Employment Agreement between TeamStaff, Inc. and Kevin Wilson (filed as Exhibit 10.1 to Current Report on Form 8-K dated October 4, 2011).

10.44		Fourth Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation dated November 30, 2011 (filed as Exhibit 10.44 to Annual Report on Form 10-K for the fiscal year ended September 30, 2011).

10.45	*	Form of Standby Purchase Agreement between TeamStaff, Inc. and Wynnefield Capital, Inc.

14		Code of Ethics (Exhibit 14.1 to Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

21		Subsidiaries of Registrants Exhibit 21 to Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

23.1	*	Consent of WithumSmith+Brown, PC.

Exhibit Number		Description

23.2	**	Consent of Becker & Poliakoff, LLP (included a part of Exhibit 5.1).
24	*	Power of Attorney (included on signature page to this Registration Statement).

99.1		Form of Instructions as to use of Subscription Rights Certificates.*

99.2		Form of Notice of Guaranteed Delivery.***

99.3		Form of Letter to Stockholders who are Record Holders.***

99.4		Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.***

99.5		Form of Letter to Clients of Nominee Holders.***

99.6		Form of Notice of Tax Information.*

†
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

*
Exhibits designated with an asterisk are filed herewith.

**
To be filed by amendment.

***
Previously filed.